--------------------------------------------------------------------------------

As filed with the Securities and Exchange Commission ("SEC") on March 31, 1999. This Registration Statement has not yet been declared effective by the SEC, thus, the information contained herein is subject to amendment.
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 10

                                  Amendment No. 1

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                             SKYNET HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)


                        DELAWARE                        65-0861800
                        --------                        ----------
   (Jurisdiction  of incorporation or organization)  (I.R.S. Employer
                                                     Identification No.)


                 343 South Glasgow Avenue, Inglewood, CA  90301
                 ----------------------------------------------
                    (Address of principal executive offices)

                                 (310) 642-7776
                                 --------------
                        (Registrant's telephone number)

Securities to be registered pursuant to Section 12(b) of the Act:

   Title of each class                  Name of each exchange on which
   to be so registered                  each class is to be registered

         N/A                                          N/A


Securities to be registered pursuant to Section 12(g) of the Act:


                         Common Stock, $.0001 par value
                         ------------------------------
                                 Title of Class

ITEM 1.  BUSINESS

INTRODUCTION; GENERAL DEVELOPMENT OF BUSINESS

     Skynet Holdings, Inc., a Delaware corporation, (the "Company"), is a full-service provider of international transportation delivery services operating primarily as an international express courier for time sensitive documents and packages. The Company's primary operations are conducted in the United Kingdom and Australia and to a lesser extent, the United States.

     Unlike most nationally and internationally recognized express couriers, the Company does not carry out all phases of the delivery process. Instead, the Company utilizes available cargo space on commercial passenger and cargo aircraft and effectuates most deliveries through a global alliance of independent couriers with over 1000 offices in over 100 countries throughout Europe, Asia, North and South America, Africa and Australia. The Company and these independent couriers comprise the SkyNet Worldwide Express Network (the "SkyNet Network" or "Network") and operate under the name "SkyNet Worldwide Express" or "SkyNet". Each member of the SkyNet Network is linked together by the SkyCom system, the Company's proprietary computerized tracking and billing information system which tracks each package delivered through the SkyNet Network from initial pick up to final delivery. The Company's long term goal is to become a leading provider of international express delivery services by pursuing a three-fold strategy of making select acquisitions both within and outside of the United States, increasing operating efficiencies and consolidating key members of the Network.


     The Company operates through its wholly owned subsidiaries, Sky International Limited, a United Kingdom corporation ("SIL"), SkyNet Worldwide Express Pty Ltd., a New South Wales, Australia corporation ("SWEPL"), DPE International, Ltd., a Delaware corporation ("DPE"), and Skynet, Inc., a New York corporation, as well as through the SkyNet Network. SIL operates the SkyCom system which provides the technological foundation upon which the Network and the Company's operations are built. Unless otherwise specified, references to the "Company" shall include SIL, SWEPL, DPE and Skynet, Inc.

     The Company's revenues are primarily derived from its retail customers and not from Network members. Revenues derived from Network members relate primarily to charges for use of the Company's SkyCom tracking system and to a lesser extent, linehaul charges for packages passing through the Company's hubs from Network members. Other than revenues from the SkyCom system, the Company does not break out revenues generated by Network members.

     The Company is the surviving entity to a merger (the "Merger") between EPL Resources (Delaware) Corp. ("EPLR") and Skynet Holdings, Inc., a Nevada corporation ("Skynet Nevada"), effective as of October 14, 1998. Prior to the Merger, EPLR was an inactive company whose shares were listed for quotation on the OTC Bulletin Board. EPLR was organized December 15, 1994, under the laws of the State of Florida. EPLR has no operations and was considered a development stage company. During September 1998, EPLR issued and sold an aggregate of 4,625,000 shares of Common Stock raising gross proceeds of $555,000. This offering was undertaken by EPLR prior to the Merger with Skynet Nevada.

     Skynet Nevada was formed on September 16, 1997 to effectuate the consolidation of certain principal members of the Network. Pursuant to a Share Exchange Agreement dated September 30, 1997 by and among Skynet Nevada and the shareholders of SIL, SWEPL and DPE, as subsequently amended, Skynet Nevada acquired all of the issued and outstanding shares of capital stock of these entities in exchange for 4,200,000 shares of its common stock. This resulted in Skynet Nevada owning and operating the principal distribution hubs of the Network, operating the SkyCom proprietary computerized tracking and billing system and gaining effective control of the Network. Pursuant to the Merger, all of the issued and outstanding shares of Common Stock of Skynet Nevada were exchanged for an aggregate of 9,901,500 shares of Common Stock of the Company.

         On December 9, 1998, the Company signed a Placement Agency Agreement with Puglisi Howells & Co., a broker dealer registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and member in good standing of the National Association of Securities Dealers, Inc., for the purpose of offering (the "Private Placement") up to 2,000,000 shares of Common Stock, par value $.0001 per share, at a purchase price of $2.00 per share on a "best efforts, 1,000,000 shares or none" basis. On February 19 and March 5, 1999, the Company conducted closings with respect to the Private Placement resulting in the issuance of an aggregate of 1,325,500 shares of Common Stock which generated net proceeds (after offering costs of approximately $441,000) of approximately $2,210,000. The Company intends to use the net proceeds of the Private Placement for general working capital and general corporate purposes, primarily to finance the Company's business plan which includes an acquisition and consolidation strategy, and to upgrade the Company's information technology, including the Skycom system.

GEOGRAPHIC INFORMATION
----------------------

     The Company operates in one principal industry segment: the delivery of time sensitive documents and packages. A summary of the Company's geographic information is presented below:

                                              United
                                              States               Europe            Australia          Total
----------------------------------------------------------------------------------------------------------------
Net Sales to Customers..........    1998      $5,962,396          $21,250,613        $4,625,910      $31,838,919
                                    1997       7,597,883           24,079,365         4,474,515       36,151,763
                                    1996       7,714,977           22,661,783         4,028,186       34,404,946
----------------------------------------------------------------------------------------------------------------
Operating Income (Loss).........    1998        (384,849)             630,936           334,890          580,977
                                    1997         107,664             (381,347)          244,176          (29,507)
                                    1996        (341,921)             701,310            99,333          458,722
----------------------------------------------------------------------------------------------------------------
Identifiable Assets.............    1998         882,250            5,066,925           936,640        6,885,815
                                    1997         918,546            6,199,922           985,603        8,104,071
                                    1996       1,102,830            5,502,766           699,721        7,305,317
----------------------------------------------------------------------------------------------------------------

INDUSTRY OVERVIEW
-----------------


     The Company's principal operations are conducted overseas. In fact, 82% of the Company's revenues during the fiscal year ended June 30, 1998 were generated from deliveries outside of the United States. According to industry data compiled by Triangle Management Services Ltd., a UK based consulting company to the global express and freight industries, the estimated size of the world international express delivery market (one of the markets in which the Company competes) is approximately $14 billion, the estimated aggregate size of the world domestic express markets is approximately $55 billion, and in 1997, the global international market grew at an estimated annual rate of 12% while the various domestic markets grew at an average of approximately 6%. In its recently published 1998-1999 World Air Cargo Forecast, Boeing reported that the international express delivery market currently accounts for 6% of the world air cargo market, is experiencing rapid growth and by 2017 is expected to approach 40% of the total market.


     The next-day and two-day express courier industry in the United States is dominated by much larger competitors such as United Parcel Service, Inc. ("UPS") and FDX Corp.'s Federal Express Division ("FedEx"). Although the Company offers these services to its customers in the United States, such services represent a small percentage of the Company's business and are not the focus for future growth. This service often consists of picking up packages directly from a customer and unless the destination is in or around one of the Company's domestic stations (Los Angeles, San Francisco or New York), forwarding them via other domestic couriers, typically at a lower wholesale rate, to their ultimate domestic destination.


     The same-day, regional, freight forwarding and international segments of the courier services business are more fragmented and served by thousands of smaller companies. Although major corporations such as DHL, FedEx and UPS have substantial worldwide operations, the international express courier business is also served by many smaller independent operators. These markets are more fragmented and demand more specialized services than the domestic next day delivery market. The Company primarily participates and competes in these markets. Through Company owned stations and the Network, the Company serves these specialized delivery needs of corporate and small business customers in a retail environment.

     The same-day freight forwarding, regional express courier and international segments of the industry are currently undergoing substantial growth and consolidation. Management of the Company believes that several factors are driving this growth and consolidation. First, commercial and industrial companies are continuing to follow the trend of concentrating on their core business by outsourcing non-core activities. The significant growth in catalogue and at-home shopping, electronic commerce as well as modern inventory management focused on just-in-time delivery, requires customized and reliable express delivery services. Management believes that these trends will increase the demand for specialized time-certain deliveries and provide significant opportunities for the Company to expand its business both internally and through strategic acquisitions of same-day, regional and international express delivery companies.

OVERVIEW OF BUSINESS
--------------------

     The Company is a single-source provider of global transportation delivery and logistic services to a diverse international customer base. These services consist of the following:

 .        Time-certain deliveries of documents and packages within 24-48 hours of pickup to most parts of the world.

 .        Next-flight-out services for same day expedited deliveries of the most time-sensitive documents and packages.

 .        Local ground transport of hand-deliveries.

 .        Freight forwarding services for manufacturing and distribution companies in the United States and overseas.

 .        Bulk shipment or "remailing" of mass mailing materials produced in one country for distribution in another country.

 .        Global logistics services with respect to inventory management for manufacturing and distribution companies.

     Rather than focusing on particular segments of the industry and offering standardized services based on rigid pickup and delivery times, the Company designs and markets its services to meet the specific needs of its customers. The variable cost, low overhead structure of the Company's current model of operations provides the Company with the flexibility to provide such customized services. For example, the Company utilizes excess cargo space on commercial aircraft rather than operating its own fleet, and through the SkyNet Network, enjoys a global presence without incurring the cost of maintaining its own offices in most locations. As a result, the Company has access to a greater number of aircraft with a wider range of scheduled departures. This allows the Company to provide services tailored to any number of specific customer requests.

     OPERATIONS OF SUBSIDIARIES

     SIL, formed in 1978, maintains offices in London, Manchester and Bristol, England, and acts as the European hub of the Network. SIL makes deliveries on behalf of the Network throughout the United Kingdom and provides same-day courier services in select regions of the United Kingdom. SIL also owns and operates the SkyCom proprietary computerized tracking and billing information system which tracks each package in the SkyNet Network from point of pickup to final destination. SWEPL, formed in 1984, conducts operations in Sydney, Melbourne and Brisbane, Australia and acts as a hub for the Pacific Rim operations of the Network. DPE, formed in 1984, maintains offices in Los Angeles and San Francisco, California. Los Angeles serves as the hub for deliveries throughout the western United States, Canada and parts of the Far East. Skynet, Inc. formed in 1991, maintains offices in Jamaica, New York and operates as the hub for the Company's New York operations for deliveries throughout the eastern United States and Canada.

     In 1995, DPE filed for protection under Chapter 11 of the United States Bankruptcy Code in the Central District of California. On August 1, 1996, an Order was entered confirming DPE's Plan of Reorganization. On December 2, 1996, an Order of Final Decree and Discharge was entered with respect to DPE. At December 31, 1998, assets of DPE secure approximately $334,000 of obligations under its Plan of Reorganization.

     THE SKYNET NETWORK

     Most express delivery companies, including UPS and FedEx, seek to carry out all phases of the delivery process by using directly-owned offices, facilities and equipment. By contrast, the Company utilizes the SkyNet Network to effect the delivery of the vast majority of packages delivered under the SkyNet name. As described above, the Network is comprised of the Company's subsidiaries and independently owned and operated courier services located in some 1,000 cities in over 100 countries throughout the world operating under the names "SkyNet" or "SkyNet Worldwide Express."

     SkyNet Network members ("Members") provide delivery of packages in their region which are originated by other Network Members. In exchange, each Member receives delivery of its packages by other Network Members in their respective regions. Payment, if any, for deliveries by Network Members is dependent upon the number of packages delivered as compared to the number of packages generated by each Network Member. Established high volume Network Members have historically achieved a balance between packages delivered and packages generated for delivery by other Network Members. Accordingly, no payments are made by or to such Members to or from the Company or any other Network Member for such deliveries. Network Members who experience a significant difference between packages delivered and packages generated for delivery by other Network Members participate in a cost recovery system whereby they receive payments from the Company or other Network Members for providing such delivery services. Any transfer fee imposed by a hub operator for the transport of packages from one country to another is borne by the transferor Member.

     Each package generated by a Network Member is entered into and tracked from pick-up to delivery by the SkyCom system for which SIL charges Network Members a fee of approximately $.30 per package. In short, through its subsidiaries and the SkyCom system, the Company forms the core of an extensive group of independent delivery companies in different parts of the world which operate under a common brand name and deliver each other's packages from airport-to-door.

     The Network is an alliance of delivery professionals. In fact, most Network Members are bound not by a formal licensing agreement, but rather by mutual opportunity and need. Although management of the Company is currently evaluating the merits of creating a more formalized arrangement, it believes that the absence of contractual obligations between the Company and the vast majority of the Network Members will not have an adverse effect on the Company's operations even though there can be no assurance that Network Members will not enter into exclusive or non-exclusive arrangements with competitive networks offering greater benefits or lower costs. This belief is based, in part, on the fact that many of the existing couriers are small businesses which have been operating as Network Members for many years without a written contract. Management believes that these entities may resist entering into a more formalized arrangement. In addition, management continues to believe that independent couriers receive a number of substantial benefits by being a Network Member and therefore have an economic incentive to remain a member of the network.

     First and foremost, by gaining access to the Network, independent couriers have the ability to cost-effectively deliver packages to distant locations throughout the world. For example, if a local courier in Turkey needed to deliver a package to Los Angeles, it may incur an airbill as high as $70 or more for an individual package. However, by sending the package to the Company's European hub in London where it is consolidated with numerous other packages which are going to the United States or the Far East, the unit cost of transporting that particular package decreases dramatically. This allows the individual Network Member to provide international delivery service to its customers at a more reasonable rate. Second, each member has access to the SkyCom system. This not only ensures that the package will be tracked throughout the delivery process and will not be delivered without a signature, but also serves as the customs declaration manifest ("Manifest") saving the Member the administrative fees and expenses of preparing its own paper Manifest. Third, the package originated by the local Network Member will be delivered at its point of destination. All of the above reduce administrative and other costs associated with numerous international transactions in varying currencies and permit independent couriers to offer worldwide delivery services to their customers at competitive rates.

     THE SKYCOM  SYSTEM

     The SkyCom system is the Company's propriety computerized billing and tracking information technology. The SkyCom system is an internet based proprietary software program which provides computerized tracking and billing information for each package delivered through the SkyNet Network. Upon a package being generated by a Member, it is immediately given a tracking number and entered into the SkyCom system. The tracking number is updated upon a package's clearance through customs, arrival at a Company or other Network station, its placement on a truck for local distribution and upon delivery to the intended recipient.

     Each Network Member has real time access to the SkyCom system. This allows all Network Members to track the status of any package being delivered through the SkyNet Network at any time. In addition, the Company's and any Network Member's customers can access the SkyCom system through the Company's web site. Larger customers are provided with customized software permitting them to directly access the SkyCom system. Accordingly, at any point in the delivery process, the Company, any Network Member and any customer is able to determine the exact location of any particular shipment within the Network.

     Management believes that the SkyCom system is one of the essential components of the Company's operations. The SkyCom system provides the framework upon which the Company will attempt to build a larger global distribution system.

     Management believes that superior information technology is essential to maintaining the Company's competitive position within the industry. Although management believes that the current SkyCom system is capable of effectively serving the needs of the Company and the Network Members, it is currently seeking to upgrade the Company's existing information technology and outsourcing the ongoing upgrade and maintenance of the system. Any upgrade will be designed to achieve the following three objectives:

      . provide enhanced internet applications relying on recent technological advances;

      . provide additional and enhanced services to better fullfill the needs of the SkyNet Network and its customers; and

      . reduce the Company's dependence on its existing third party licensing arrangements.

     The Company has identified a qualified technology vendor who has submitted a proposal to: (i) develop a state-of-the-art Company-owned information technology system which would achieve the foregoing objectives; (ii) provide the Company with technology upgrades and new developments; and (iii) manage and operate the system through dedicated qualified personnel provided by the vendor. The Company believes that this system would be technologically superior to its existing SkyCom system.

     The licensing agreement regarding the use of the existing SkyCom system is perpetual, however, the consulting agreement, which covers the maintenance of the current system, expires on June 1, 1999. Based on the anticipated development of the new information technology system, it is unlikely that the consulting agreement will be renewed after June 1, 1999. Since the Company will maintain its current license to operate the existing SkyCom system, management believes that any potential delay in the development and implementation of any new system should not have a material adverse affect on the Company's operations. At this time, management does not believe affect the existing SkyCom system will be impacted by the so called "Year 2000 Problem". Any upgrade to the SkyCom system will be Year 2000 compliant.

     CURRENT OPERATIONS

     The Company is involved in all aspects of the express courier business which consists of the following three distinct components: (i) pickup; (ii) line haul; and (iii) delivery. In contrast to most express delivery companies, including UPS and FedEx, as more fully explained below, the Company does not carry out all phases of the delivery process for each package, but rather relies on Network Members for pick up or delivery of most packages and available aircargo space for line haul. Accordingly, the Company can be categorized as a variable rather than fixed cost operator.

     Pickup. Documents and packages delivered through the SkyNet Network are typically picked up by a Company owned or Network Member van which transports the parcel to one of the Member's or Company's stations. Specifically, Company owned stations pick up approximately 27% of the total number of packages delivered through the Network. Packages are then sorted by destination and packed into air bags for transport throughout the world. At the time packages are sorted, they are entered onto the SkyCom system and assigned a tracking number. At the same time, an airway bill is generated based primarily on the weight and to a lesser extent, the destination of the package. For international deliveries, a Manifest is created describing the various documents and packages being sent to a particular location. The Manifest is entered into the SkyCom system and transmitted electronically to the point of destination so that it can be reviewed and processed prior to the package's arrival. This saves the Company and Members the expense related to preparing a paper Manifest and the communication expense of transmitting it via facsimile.


     Line Haul. Line haul refers to the transport of packages from point of origination by ground or air to its city or country of destination. With respect to air transport, the Company does not own or operate any aircraft but rather, utilizes cargo space on commercial passenger and cargo aircraft. In this regard, the Company has established relationships with a number of major international airlines and large air freight companies from which the Company purchases cargo space on an as-needed basis. The rates are typically charged per pound and, depending upon departure times and space availability, are frequently subject to negotiation. Although the Company has historically been able to secure air cargo space as needed and believes its relations with commercial airlines and cargo carriers are good, it has no contractual rights with respect to the acquisition of cargo space and no assurance can be given that it will continue to be in a position to secure such space in the future.

     The Company believes this system is superior to the capital intensive alternative of owning, operating and maintaining its own fleet of aircraft. In order to most efficiently operate an air fleet, couriers such as FedEx must ensure that each aircraft is filled to capacity. To best achieve this objective, FedEx maintains a rigid departure schedule; typically one departure each evening from each city in which it operates. By utilizing commercial aircraft, the Company has access to many more destinations and departure times. This provides the Company with the flexibility to provide next-flight-out services for the fastest delivery of time sensitive documents and the ability to more effectively meet special customer needs.

     With respect to ground transport, the Company operates ground transportation services at its hub locations for pickup and consolidation of packages at such locations. Some of these services are performed on a "routed" basis (i.e. scheduled route) while others are on an as requested basis. The Company does not maintain receptacles which must be serviced by an extensive route system which further increases fixed costs.

     Delivery. Upon reaching its destination, packages are sorted and released in accordance with the Manifest. All non-documents must be cleared by a customs agent. In this regard, the Company utilizes the services of a custom's broker to manage the release of packages within the Network. Upon packages being released from the airport, they are sorted at a Company or a Network Member owned station. Documents and packages are then delivered by truck by the Company or, more often, a Network Member. Specifically, during the year ended June 30, 1998, Company owned stations delivered approximately 20% of the total number of packages delivered through the Network. Neither the Company nor any Network Member will deliver a package without the signature of the recipient. This ensures, to the best extent possible, that packages reach their intended destination.

     Pricing. Due to the highly competitive nature of the express courier business, competitive pricing is critical to the Company's ability to effectively compete in the market. The Company believes that its variable cost structure permits it to provide quality services at reasonable rates. Pricing is typically based on the weight and the destination of the package. Since the Company and Network Members aggregate large volumes of packages for air cargo shipment, the Company enjoys per unit air transportation costs which are less than some smaller regional couriers. Since it does not maintain its own aircraft, unit costs do not substantially rise or fall with volume fluctuations.

     Customers. The Company maintains a diverse international customer base and no customer accounts for in excess of 5% of the Company's annual consolidated revenues. The Company's principal customer base can be divided into two (2) distinct categories. First, commercial business enterprises with international offices, customers or distribution centers which utilize the Company's international services. Second, commercial entities based in the United Kingdom or Australia which are primarily engaged in domestic manufacturing or service business with delivery needs to the principal commercial centers of those countries. Other than airbills for individual packages, the Company does not have contracts with any of its customers. To date, the Company has not marketed its services on a global basis to any of its customers but is currently considering the benefits of such an approach.

     Seasonality. Due to the international nature of the Company's business, it is not subject to any material seasonal fluctuations. For example, although volume in the United States and Europe decreases in July and August, volume in Australia is substantially higher during these months.

BUSINESS STRATEGY
-----------------

     The Company's objective is to become a recognized provider of express delivery and logistics services throughout the world. The Company plans to achieve its objective through implementation of a three-fold business strategy involving strategic acquisitions within its industry, consolidation with key Network Members and focus on internal growth and increased operating efficiencies.

     ACQUISITION STRATEGY

     The Company intends to aggressively pursue an acquisition strategy to enhance its position in its current markets and acquire operations in new markets. The Company will focus its acquisition strategy on candidates that either fit into or complement the Company's current operations. This will include the acquisition of independent local and regional express courier companies in the United States and overseas which can be consolidated into the Company's current operations. It will also include targeting same-day couriers, intra city couriers and global freight forwarders which can complement the Company's current operations. For example, the Company could acquire an intra city courier in a major US or European city or a domestic regional express courier which, although it might not fit precisely within the Company's current operations, could provide the Company with a more efficient delivery system and substantial cross-selling opportunities by offering international delivery services to a new set of customers.

     The Company's present strategy is to (i) acquire additional companies that are intended to supplement the Company's existing market presence as "tuck-in" acquisitions; and (ii) establish a significant presence in new markets or geographic areas through the acquisition of established regional competitors as "platform" acquisitions to be followed by additional "tuck-in" acquisitions.

     Platform Acquisitions. A "platform acquisition" is defined by management as one that creates a significant presence for the Company in a new geographic market or market segment. The Company intends, where possible, to make platform acquisitions in targeted markets by acquiring established high quality local and regional express courier companies. In general, the Company intends to retain the management as well as the operating and sales personnel of a platform acquisition in order to maintain continuity of operations and customer service. The Company will seek to increase an acquired company's revenues and improve its profitability by integrating the acquired company into the SkyNet Network. The Company believes that these acquisitions could provide significant cross-selling opportunities by providing international express courier services to existing customers on a cost-effective basis. These acquisitions are also intended to provide a significant market presence from which additional "tuck-in" acquisitions can be undertaken.

     Tuck-In Acquisitions. A "tuck-in" acquisition will more likely occur in an existing market, will be smaller than a platform acquisition and will enable the Company to offer additional services or expand into secondary markets within a region already served. In most instances, management believes that the operations acquired by tuck-in acquisition can be integrated into the Company's existing operations, resulting in the elimination of duplicative overhead and operating costs and ultimately increasing operating margins and/or price competitiveness.

     The Company's acquisition strategy is intended to compliment rather than replace the existing SkyNet Network. By focusing on "platform acquisitions" in new markets, the Company is seeking to increase its global presence in order to provide additional points of delivery for the Company and all Network Members. Similarly, "tuck-in" acquisitions are primarily intended to provide additional services or increased presence in existing markets to assist rather than compete with existing Network Members. Accordingly, such acquisitions will only be made in those markets which management believes are large enough to absorb such new or additional services without adversely impacting the operations of existing Network Members. Although the Company's acquisition strategy will require the Company to directly pick-up and deliver additional packages, the Company will continue to utilize available air cargo space on commercial aircraft for line haul and rely on Network Members for most deliveries in order to minimize fixed overhead costs.


     The Company recently completed its first material acquisition. On March 15, 1999, the Company acquired the operating assets of Nevada Fleet management, Inc. dba Fleet Delivery Service, ("Fleet"), a regional courier company which provides air and ground delivery services in Nevada, Washington and Oregon, primarily to the banking industry. The Company issued 1,479,415 shares of Common Stock as consideration for the acquisition. Fleet has annual revenue of approximately $13 million, 450 employees and more than 200 delivery vehicles. The assets acquired include; receivables, delivery vehicles, equipment, refundable deposits, licenses, administrative material and equipment, records and documents, and all personal property used in the operation of the business. The Company also assumed approximately $300,000 in liabilities relating to the acquisition. The Company accounted for the acquisition using the purchase method of accounting with the assets acquired and liabilities assumed recorded at fair values, and the results of the acquired business will be included in the Company's consolidated financial statements from the closing date of the acquisition.

     CONSOLIDATION OF CERTAIN NETWORK MEMBERS

     The second component of the Company's business strategy is to consolidate, via acquisition, certain of the Network Members. In this regard, the Company intends to focus on acquiring Network Members who have a proven record of generating a large volume of packages for delivery through the SkyNet Network. Management believes this strategy will lead to increased productivity and efficiency and substantially increase revenues by effectively converting certain Network Members into revenue and profit centers for the Company and providing such Network Members with an equity stake in the Company.


The Company believes it can successfully implement its acquisition and consolidation strategy due to (i) the highly fragmented composition of certain segments of the express courier industry; (ii) its unique position as a global courier which will enable it to offer acquired companies the ability to substantially expand the services provided to their existing customers; (iii) the potential for increased profitability by consolidating the administrative functions and package volume of the acquired company with those of the Company and the Network; (iv) the extensive industry knowledge and experience of its senior management both in the United States and overseas; and (v) the nature of the industry which is characterized by mature privately held small businesses whose owners might be receptive to being acquired by a larger corporation. To date, although the Company has identified a number of potential acquisition candidates, with the exception of the fleet acquisition described above, the Company has not consummated any acquisition and there can be no assurance that the Company will have the financial or personnel resources to effectuate this strategy.

     Although the Company's capital resources are more limited than certain of its larger competitors, the Company plans to accomplish acquisitions principally through the issuance of its securities. The successful implementation of this strategy depends upon the liquidity of the Company's securities which, in turn, is facilitated by having a class of securities which are eligible for public trading.

     The use of Company securities to facilitate acquisitions, will rely to a great extent upon the development and maintenance of an active trading market for the Company's securities. The public trading market for the Company's Common Stock has only recently commenced on a very limited basis. There can be no assurance that a regular trading market will develop or if developed, will be sustained on a long-term basis.

     INTERNAL GROWTH AND INCREASED OPERATING EFFICIENCIES

     Although the Network effectively provides the Company with a global presence and international brand identity without incurring the associated costs of owning and operating offices throughout the world, historically, it has not been a significant source of revenue for the Company. Management also believes that there is an imbalance of packages generated versus those delivered by certain Network Members which is not fully covered by the Company's existing cost recovery system and results in unequal monetary benefits and burdens among such Members. Although management does not believe that this has resulted in any material number of Members dropping out of the Skynet Network, it is currently evaluating this situation in order to provide a more Equitable system of distribution. Specifically, management is considering creating a clearinghouse arrangement which would utilize a system of debits and credits to collect and disburse fees from and to Members in order to equalize the economic benefits among the Members. The Company's proposed upgrade to the Skycom system is being designed to provide such a service. See "The Skycom System."

     Management of the Company believes that accurate billing for each package is critical to maintaining both fair pricing to its customers and consistent margins. Since the pricing of an airbill is primarily determined by weight, underestimating weight results in a loss of revenue. This aspect of the Company's operation is largely controlled by Company employees and independent contractors working at stations and hubs. Although management believes that this has not resulted in a material loss of revenue, it continues to believe that dedicated attention to detail by these employees is essential to the efficient operation of the Company. Primarily through the grant of options under the Company's broad based stock option plan, the Company believes it can provide a sense of proprietorship to these employees which management believes will improve their efficiency and ultimately benefit the Company.

     SALES AND MARKETING

     The Company and SkyNet Network Members engage in direct sales activities to existing customers and prospects within their respective regions. This consists of canvassing targeted markets and intensive follow-up on referrals from existing customers. All sales and marketing is conducted on a local rather than a global basis through the following Company owned and independently owned Skynet stations throughout the world:


Skynet Network Stations
-----------------------

  Company Owned Stations       Location               Number of Stations
----------------------------------------------------------------------------
  London                       England                        (3)
  Sydney                       Australia                      (3)
  Los Angeles, California      United States                  (1)
  New York, New York           United States                  (1)
  San Francisco, California    United States                  (1)


     Independently Owned Stations
     ----------------------------

Country                     Country                           Country
-------------------------------------------------------------------------------

Antigua                     Haiti                            Peru
Argentina                   Honduras                         Philippines
Aruba                       Hong Kong                        Portugal
Austria                     Hungary                          Puerto Rico
Bahamas                     India                            Reunion Island
Bahrain                     Indonesia                        Russia
Barbados                    Iran                             Rwanda
Belgium                     Ireland                          Scotland
Belize                      Isle of Man                      Singapore
Bolivia                     Israel                           South Africa
Botswana                    Italy                            South Korea
Brazil                      Japan                            Spain
Brunei                      Jordan                           Sri Lanka
Canada                      Kenya                            St Denis
Cayman Islands              Kuwait                           Swaziland
Channel Islands             Lebanon                          Sweden
Czech Republic              Malawi                           Switzerland
Chile                       Malaysia                         Syria
China                       Malta                            Taiwan
Colombia                    Mauritius                        Tanzania
Costa Rica                  Martinique                       Thailand
Curazao                     Mexico                           Trinidad
Cyprus                      Mozambique                       Turkey
Denmark                     Moresby                          U.A.E.
Dominican Republic          Namibia                          Uganda
Egypt                       Nepal                            United States
El Salvador                 Netherlands                      Uruguay
Ecuador                     New Guinea                       Vanuatu
Estonia/Lithuania           New Zealand                      Venezuela
Finland                     Nicaragua                        Vietnam
France                      Norway                           Virgin Islands
Germany                     Oman                             Western Samoa
Greece                      Pakistan                         Yemen
Guatemala                   Panama                           Zambia
Guernsey                    Paraguay                         Zimbabwe
Guyana                      Peking

     As management continues to integrate and streamline the operations of the Company, it will focus on implementing a formalized marketing and sales program. At this time, the Company intends to expand its direct sales force rather than engage in any mass marketing or media advertising. The Company believes that direct sales is the most cost effective way to market the Company's specialized delivery and logistics services to its current and future customers.

     COMPETITION

     The market for the Company's delivery services is highly competitive. The Company believes that the principal competitive factors in the markets in which it competes are reliability, quality, dependability of service and, most importantly, price. Since the industry is essentially cost-driven, the Company is continually seeking to streamline operations to further reduce costs. Management believes that as it implements its acquisition strategy and integrates certain Network Members, the Company's per unit costs should decrease, which should make the Company more competitive in the market place.

     Although many of the Company's current competitors, particularly those in the same-day ground and air delivery market, are small privately held companies, the industry is currently undergoing substantial consolidation. This will likely increase competition as the Company's competitors become larger and better capitalized. In addition, the domestic next-day and second-day express courier market is dominated by large corporations such as UPS and FedEx who have substantially greater market power and financial resources. The international market in which the Company primarily operates is more fragmented. Since the Company generates in excess of 80% of its revenues from international deliveries, the impact of direct competition with FedEx and UPS for domestic time sensitive deliveries is limited.

     REGULATION

     The Company's operations are subject to various state and local regulations which require permits and licenses from state authorities. Interstate and intrastate motor carrier operations are subject to safety requirements prescribed by the United States Department of Transportation and by state Departments of Transportation. The Company's failure to comply with applicable regulations could result in fines or possible revocation of one or more of the Company's operating licenses, any of which events could have a material adverse effect on the Company. In addition, the Company is also subject to certain Federal Aviation Administration regulations which require the Company to identify the source of all packages placed onto aircraft originating or terminating in the United States.

     INTELLECTUAL PROPERTY

     The Company operates under the tradenames "SkyNet" and "SkyNet Worldwide Express". SkyNet is a registered trademark in Australia which is owned by SWEPL. Both SkyNet and SkyNet Worldwide Express are registered as tradenames in the United Kingdom by SIL. The Company has made trademark applications for SkyNet and SkyNet Worldwide Express with the United States Patent and Trademark Office and with each of the fifty (50) states, which applications have been approved in approximately forty (40) states. With respect to the numerous other countries in which Network Members operate, the Company does not own the equivalent of registered trademarks in these countries. In some cases, the names are owned by Network members. Management does not believe that failure to own the name in each country will have a material adverse effect on the Company's operation.

     EMPLOYEES AND INDEPENDENT CONTRACTORS

     As of March 1, 1999, the Company employed approximately 263 people; 51 as drivers or messengers, 93 in operations, 100 in sales and administrative positions, and 19 in management. Approximately 55 are employed in the United States. The Company is not a party to any collective bargaining agreements, has not experienced any work stoppages and believes that its relationship with its employees is good.

     As of March 1, 1999, the Company also utilized 62 independent contract drivers, primarily in stations outside of the United States. From time to time, federal and state authorities assert that independent contractors in the transportation industry, including those utilized by the Company, are employees, rather than independent contractors. The Company believes that the independent contractors utilized by the Company are not employees under existing interpretations of federal and state laws. However, there can be no assurance that federal and state authorities will not challenge this position, or that other laws or regulations, including tax laws, or interpretations thereof, will not change. If, as a result of any of the foregoing, the Company were held liable for the acts of its contract drivers or required to pay for and administer added benefits to them, the Company's operating costs would increase.


     BUSINESS RISKS

     When used in this filing, the words "may," "will," "expect," "anticipate," "believe," "continue," "estimate," "project," "intend," and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends which may affect the Company's future plans of operations, business strategy, operating results and financial position. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. Such statements are not guarantees of future performance and are subject to risks and uncertainties and actual results may differ materially from those included within the forward-looking statements as a result of various factors. Such risks may relate to, among others:

     1.  Absence of Combined Operating History.  The Company is the surviving
         -------------------------------------
corporation of a merger completed on October 14, 1998 (the "Merger") between EPL Resources (Delaware) Corp., a Delaware corporation ("EPLR"), and SkyNet Holdings, Inc., a Nevada corporation ("SkyNet Nevada"). EPLR had been an inactive company prior to the Merger and SkyNet Nevada had only been organized since 1997 to consolidate the Company's operating subsidiaries. Prior to that, each of these subsidiaries had been operating as independent legal entities. The financial statements included within this registration statement reflect the consolidated operations of the Company and each of its operating subsidiaries on a consolidated basis for the fiscal years ended June 30, 1996, 1997 and 1998, and for the six months ended December 31, 1997 and 1998. The absence of a longer-term combined operating history may create uncertainty as to whether the consolidated operations of the Company and its subsidiaries may be undertaken profitably on a consolidated basis. This may subject an investor's evaluation of the Company's long-term prospects to additional uncertainty.

     2.  Profitability Likely to Depend Upon Success of Growth Strategy.  The
         --------------------------------------------------------------
Company has reflected only modest net income from operations during fiscal 1996 and fiscal 1998, and a net loss during fiscal 1997. Furthermore, the Company incurred a net loss for the six months ended December 31, 1998. Management attributes this loss to a number of factors, including an increase in the level of corporate overhead associated with the Merger, the Company's anticipated operations as a public company and the development and implementation of the Company's growth strategy. If operations remain at current levels, the Company's operating losses will most likely continue. As a result, the Company's future profitability is likely to depend upon the successful implementation of its business strategy, which primarily relies upon growth through acquisition.

     3.  Risks Related to Acquisition Strategy.  One of the central elements of
         -------------------------------------
the Company's business strategy is to grow through acquisitions. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into the Company without substantial costs, delays or other operational or financial problems. Since the Company has just recently commenced this strategy, its management does not have a track record in completing such acquisitions. In addition, the current consolidation of the express courier, same-day delivery and freight forwarding industries will likely result in increased competition for acquisition candidates in which event there may be fewer acquisition opportunities available to the Company as well as higher acquisition prices. Furthermore, acquisitions involve a number of risks, including possible adverse effects on the Company's operating results, diversion of management resources, possible failure to retain key personnel, risks associated with unanticipated liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Performance of, or other problems at, a single acquired company could have an adverse effect on the Company's national and international sales and marketing initiatives. In addition, there can be no assurance that the Company or other courier service businesses acquired in the future will achieve anticipated revenues and earnings. Finally, foreign laws which restrict foreign investment or impose unduly restrictive regulations may prevent the Company from completing acquisitions outside of the United States, United Kingdom or Australia.

     4.  Need for Additional Financing; Risks Related to Acquisition Financing.
         ---------------------------------------------------------------------
The Company intends to use a substantial portion of the net proceeds of the Private Placement to finance acquisitions in the short term. There can be no assurances, however, that the net proceeds will be sufficient to finance any material acquisitions. The Company will require further financing in order to pursue its acquisition strategy beyond the short-term. The Company intends to seek this financing through a combination of traditional debt financing and the placement of debt and equity securities. Provided a liquid trading market for the Company's Common Stock develops, the Company hopes to finance some portion of its future acquisitions by using shares of its Common Stock for all or a substantial portion of the consideration to be paid. However, in the event that the Common Stock does not attain or maintain a sufficient market, or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings.

     5.  Limited Market for Common Stock; Possible Volatility of Stock Prices.
         --------------------------------------------------------------------
The public trading market for shares of the Company's Common Stock has recently commenced on the OTC Bulletin Board; however, in view of the minimal supply of shares eligible for public resale, trading has been extremely limited. There can be no assurances that a regular trading market for the Company's Common Stock will develop, and if it develops, whether it can be sustained. By its very nature, trading on the OTC Bulletin Board provides only limited market liquidity. As a result of the limited market, purchasers of the Shares may have difficulty in effecting sales of their Shares and/or obtaining a satisfactory price for such Shares. The trading market for the Shares may be adversely effected by the subsequent influx into the market of approximately 4,785,000 shares which the Company has agreed to register for resale under the Securities Act and an additional 1,325,500 shares issued in the Private Placement which the Company has also agreed to register for resale under the Securities Act by no later than on or about February 19, 2000. As of March 12, 1999, the Company has outstanding 17,424,500 shares of Common Stock of which approximately 100,000 are eligible for public trading. The shares eligible for public resale will increase dramatically when the Company effects the registration of the additional shares for which it has granted registration rights. Although it is impossible to predict market influences and prospective values for securities, it is possible that, in and of itself, the substantial increase in the number of shares available for public sale could have a depressive effect on the market. Until its trading market develops, if at all, the market price for the Company's Common Stock is likely to be volatile, and factors such as success or lack thereof in acquiring suitable strategic targets, competition, governmental regulation and fluctuations in operating results may all have a significant effect. In addition, the stock markets generally have experienced, and continue to experience, extreme price and volume fluctuations which have affected the market price of many small capitalization companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the Company's Common Stock.

     6.  Possible Limitations upon Trading Activities; Restrictions Imposed upon
         -----------------------------------------------------------------------
Broker-Dealers Effecting Transactions in Certain Securities.  The SEC has
-----------------------------------------------------------
adopted regulations imposing limitations upon the manner in which certain low priced securities (referred to as a "penny stock") are publicly traded. Under these regulations, a penny stock is defined as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on the Nasdaq National Market System or SmallCap Market and any equity security issued by an issuer that has
(i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000 if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Also, under these regulations, certain broker/dealers who recommend such securities to persons other than established customers and certain accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

     If the Company's Common Stock trades below $5.00, it may be considered a "penny stock." In which event, trading activities for the Company's Common Stock will be made more difficult for broker-dealers than in the case of securities not defined as "penny stocks." This may have the result of depressing the market for the Company's securities and an investor may find it difficult to dispose of such securities.

     7.  Possible Adverse Impact of NASD Rule Change.  The National Association
         -------------------------------------------
of Securities Dealers, Inc. ("NASD") recently amended its rules applicable to the OTC Bulletin Board. Under the new rules, "non-reporting" public companies will no longer be eligible for quotation on the OTC Bulletin Board. Such quotation will be available only to those companies which have securities registered under the Exchange Act. Accordingly, in order for the Company's Common Stock to remain eligible for quotation on the OTC Bulletin Board, the Company is required to file a registration statement under the Exchange Act which becomes effective no later than April 2000. The Company has prepared this registration statement to register the Company's common stock under the Exchange Act. Although management believes that this registration statement will be effective prior to April 2000, in the event that it is not, the Company's common stock would no longer be eligible for quotation on the OTC Bulletin Board which would have a material adverse effect on its liquidity.

     8. Possible Dilution. One of the principal elements of the Company's
        -----------------
business strategy is to accomplish strategic acquisitions, principally through the issuance of additional shares of the Company's Common Stock as purchase price consideration. This would have the effect of increasing the number of shares of Common Stock outstanding. In addition, in order to accomplish its acquisition strategy on a longer-term basis, the Company is likely to require additional financing to fund its acquisition strategy, which may entail the issuance of additional shares of Common Stock or Common Stock equivalents, which would have the further effect of increasing the number of shares outstanding. In connection with other business matters, the Company will likely undertake the issuance of more shares of Common Stock. This may be done in order to, among others, facilitate a business combination, acquire assets or stock of another business, compensate employees or consultants or for other valid business reasons in the discretion of the Company's Board of Directors. Under Delaware law, the Company can issue additional shares without notice to, or approval of, existing stockholders. During November 1998, the Company adopted a stock option plan pursuant to which it may grant options for the issuance of shares equal to 10% (currently 1,742,450) of the Company's outstanding shares of Common Stock. In January 1999, the Company granted options to purchase approximately 920,000 shares of common stock under the plan. In addition, during October 1998, in conjunction with the Merger, the Company granted options to purchase an aggregate of 1,800,000 shares of Common Stock.

     9.  Reorganization of Subsidiary.  DPE International, Inc. ("DPE"), a
         ----------------------------
wholly-owned subsidiary which operates the Company's Los Angeles and San Francisco facilities, emerged from Chapter 11 reorganization proceedings on or about September 2, 1996. Under its confirmed reorganization plan, DPE is obligated to make payments to the Internal Revenue Service, the Employment Development Department of the State of California and to certain creditors. As of December 31, 1998, $551,000 is the aggregate amount due under the Plan. Additional information is contained within Note 4 to the Consolidated Financial Statements. DPE accounted for 11.6% of the Company's consolidated revenues during the six months ended December 31, 1998.

     10. Competition.  The Company faces intense competition from multinational,
         -----------
regional and local companies in every market in which it operates. The principal competitive factors within the courier services industry include price, frequency and capacity of scheduled service, extent of geographic coverage and reliability. Many of the Company's competitors have well established reputations and significantly greater financial, marketing, personnel and other resources than the Company. The Company's principal competitors are DHL Worldwide Express, Federal Express, TNT Express Worldwide, UPS and post offices providing express delivery services, all of which are multinational, highly-visible and well-regarded enterprises. There can be no assurance that the Company will be able to compete effectively against these or any other competitors.

     11. Control by Certain Stockholders.  On the date of this registration
         -------------------------------
statement, the Company's officers, directors and principal stockholders own approximately 59% of the Common Stock of the Company. Consequently, under applicable Delaware law, and in view of certain voting arrangements agreed upon in connection with the Merger, these stockholders will be in a position to elect all of the Company's directors and control the outcome of other corporate matters without the approval of the Company's other stockholders. In addition, applicable statutory provisions and the ability of the Board of Directors to issue one or more series of preferred stock without stockholder approval could deter or delay unsolicited changes in control of the Company by discouraging open market purchases of the Company's stock or a non-negotiated tender or exchange offer for such stock, which may be disadvantageous to a majority of the Company's stockholders who may otherwise desire to participate in such a transaction and receive a premium for their shares.

     12. Reliance on Network Members; No Contractual Obligation.  The Company's
         ------------------------------------------------------
operations are dependent upon its Network Members generating packages for delivery through the Network and delivering packages in their respective regions for other Network Members. The Network is a worldwide alliance of delivery professionals and most Network Members are not bound by a formal licensing agreement or other arrangement. Accordingly, most Network Members have no contractual obligations to the Company or any other Network Member. Although management believes that the absence of contractual obligations among Network Members will not have an adverse effect upon the operations of the Company, there can be no assurance that such Members will not enter into exclusive or nonexclusive arrangements with competitive networks or others offering greater benefits or lower costs.

     13. Reliance on Commercial Air Carriers; No Contractual Obligation.  The
         --------------------------------------------------------------
Company relies on scheduled flights of commercial cargo and passenger aircraft to provide its courier and freight forwarding services. Consequently, the Company could be adversely affected by changes in policies and practices of air carriers, such as pricing, payment terms, scheduling, and frequency of service. The Company purchases cargo space from commercial air cargo and passenger aircraft on an as-needed basis and has no contractual relationship with any carrier for the procurement of such space. Although the Company has historically been able to secure such space, there can be no assurance that it will continue to be in a position to do so at rates acceptable to the Company, if at all. The failure to obtain such space at acceptable rates, if at all, would have a material adverse impact on the Company's results of operations.

     14. Potential Liability Regarding Delivery of Shipments and Insurance
         -----------------------------------------------------------------
Coverage.  The Company assumes responsibility to its customers for the safe
--------
delivery of shipments up to $100 in value. Upon the customer's request, the Company insures amounts above $200 with various insurance companies. The Company does not carry an umbrella insurance policy. The Company has, from time to time, made payments to its customers for claims related to its shipments which, to date, have not been material to the Company's results of operations. Should the Company experience an increase in the number of such claims, there can be no assurance that the Company's results of operations will not be adversely affected.

     15. Liability Associated with Contracting Independent Owner/Operators.
         -----------------------------------------------------------------
From time to time, federal and state authorities, including the Internal Revenue Service, have asserted that independent owner/operators in the transportation industry are employees rather than independent contractors, thus requiring the payment of payroll and related taxes. The Company believes that the independent contractors utilized by it and its Network Members are not employees under existing interpretations of federal and state laws. However, there can be no assurance that federal and/or state authorities will not challenge this position, or that laws or regulations, including tax laws, or interpretations thereof, will not change. If these independent contractors should be deemed to be employees of the Company, the Company would be required to pay for and administer added benefits to them. As a result, the Company's operating costs would increase. Additionally, the Company could be liable for additional taxes, penalties and interest for prior periods and additional taxes for future periods, which could have a material adverse effect on the Company's business.

     16. Dependence Upon Management Personnel and Executive Officers.  The
         -----------------------------------------------------------
Company's operations are dependent upon the continued services of Vjekoslav Nizic its Chief Executive Officer and upon its ability to hire and retain other qualified management and personnel. The loss of services of Mr. Nizic, any of the Company's executive officers or other management or personnel, whether as a result of death, disability or otherwise, would have a material adverse effect upon the business of the Company. The Company does not maintain a key man life insurance policy on Mr. Nizic.

     17. Year 2000 Issues.  The Company is presently attempting to respond to
         ----------------
Year 2000 issues. Year 2000 issues are the result of computer programs being written using two digits rather than four to define the applicable year associated with the program or an associated computation. Any such two-digit computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices or engage in normal business activities. Management expects to have substantially all of the systems application changes completed within the next 6 months and believes that its level of preparedness is appropriate. In addition, to the extent that any of the commercial cargo or passenger airlines utilized by the Company rely upon computer programs which are subject to any Year 2000 issues, the Company's financial condition and results of operation could be adversely affected.

     The total cost to the Company of these Year 2000 compliance issues is not anticipated to be material to its financial position or results of operations in any given year. These costs and the date on which the Company plans to complete the Year 2000 modification and testing processes are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no assurances that these estimates will be achieved and actual results could differ from those plans.

     18. Risks Inherent In International Operations.  A majority of the
         ------------------------------------------
Company's business is conducted outside the United States. As a result, the operations of certain Network Members in less stable developing countries are subject to various risks such as loss of revenue, property or equipment due to expropriation, nationalization, war, insurrection, terrorism or civil disturbance, the instability of foreign economies, currency fluctuations and devaluations, adverse tax policies and governmental activities that may limit or disrupt markets, restrict payments or the movement of funds or result in the deprivation of contract rights which could negatively affect the Company's business. Additionally, the ability of the Company to compete may be adversely affected by foreign governmental regulations that encourage or mandate the hiring of local contractors, or by regulations that require foreign contractors to employ citizens of, or purchase supplies from vendors in, a particular jurisdiction. The Company is subject to taxation in a number of jurisdictions, and the final determination of its tax liabilities involves the interpretation of the statutes and requirements of various domestic and foreign taxing authorities, particularly Australia and the United Kingdom. Moreover, many of the countries where the Company operates and plans to operate have legal systems that differ from the United States legal system and may provide substantially less protection for foreign investors.

     19. Restrictions and Controls on Foreign Investments and Acquisitions of
         --------------------------------------------------------------------
Majority Interests.  Foreign investment by the Company in local joint ventures
------------------
or business acquisitions (including investments in Network Members) may be restricted, controlled, limited or even prohibited by foreign laws. Other foreign laws require governmental approval of investments by foreign persons and limit the extent of any such investment. There can be no assurance that additional or different foreign restrictions or adverse policies applicable to the Company will not be imposed in the future. The presence of such laws and regulations may prevent the Company from executing its acquisition strategy outside of the United States, United Kingdom and Australia.

     20. Dependence on International Trade.  International trade is essential to
         ---------------------------------
the Company's revenues and has played an important role in the economic development of the regions in which the Company currently operates. International trade is influenced by many factors, including economic and political conditions, employment issues, currency fluctuations and laws relating to tariffs, trade restrictions, foreign investments and taxation. A reduction in the level of international trade, material restrictions on trade or a downturn in the economies of the United States, United Kingdom or Australia could have a material adverse effect on the Company.

     21. Currency Fluctuations. The Company currently bills only in U.S. and
         ---------------------
Australian dollars and British pounds. Specifically, approximately 80% of the Company's revenues are generated outside of the United States and billed in foreign currencies. Of these foreign currencies, approximately 84% are received in the form of British pounds and the remainder in the form of Australian dollars. Exchange rates for these currencies and other local currencies in countries where the Company may operate in the future often fluctuate in relation to the U.S. dollar and such fluctuations may have an adverse effect on the Company's earnings or assets when local currencies are exchanged for U.S. dollars. The Company does not currently engage in any hedging transactions in international currencies. Accordingly, any weakening of the value of such local currency against the U.S. dollar could result in lower revenues and earnings for the Company.

     22. Government Regulation.  The Company's operations require licenses,
         ---------------------
permits and approvals in each jurisdiction in which it operates. Specifically, the Company's domestic interstate and intrastate motor carrier operations are regulated by the United States Department of Transportation and various State Departments of Transportation which prescribe certain safety requirements which, if not complied with, may result in fines or the revocation of existing licenses. The loss or revocation of any existing licenses, permits or approvals or the failure to obtain any necessary licenses, permits or approvals that the Company may require in the future would have an adverse effect on the ability of the Company to conduct it business and/or on its ability to expand into additional jurisdictions. No assurance can be given that the Company will obtain such licenses, permits or approvals. In addition, countries in which the Company seeks to operate may have regulatory systems that impose other impediments on the Company's operations which may prevent the Company from executing its acquisition strategy outside of the United States, United Kingdom and Australia.

ITEM 2.  FINANCIAL INFORMATION

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     On March 15, 1999, the Company completed the acquisition of the operating assets of Fleet Delivery Service ("Fleet"), a courier delivery service in the states of Nevada, Arizona, California, Oregon and Washington. The consideration for the assets acquired is approximately $3,059,000 (including approximately $100,000 acquisition costs) which the Company satisfied by the issuance of 1,479,415 shares of the Company's Common Stock. The assets acquired include; receivables, delivery vehicles, equipment, refundable deposits, licenses, administrative material and equipment, records and documents, and all personal property used in the operation of the business.

     The Company accounted for the acquisition using the purchase method of accounting with the assets acquired and liabilities assumed recorded at fair values, and the results of the acquired business will be included in the Company's consolidated financial statements from the closing date of the acquisition.

     On February 19 and March 5, 1999, the Company conducted closings with respect to the Private Placement resulting in the issuance of an aggregate of 1,325,500 shares of Common Stock which generated net proceeds (after offering costs of approximately $441,000) of approximately $2,210,000.

     The unaudited pro forma condensed combined statements of operations and balance sheet presented below reflect the acquisition of Fleet and the Private Placement described above. The pro forma condensed combined statements of operations are presented as if these transactions had taken place at the beginning of the earliest period presented. The pro forma condensed combined balance sheet is presented as if such transactions had taken place on December 31, 1998. The pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and notes thereto of the Company appearing elsewhere herein. The unaudited pro forma financial statements are not necessarily indicative of what the actual results of operations would have been had such transactions occurred on July 1, 1997 or what the results of operations of the Company will be in the future.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               December 31, 1998

                                    Skynet       Fleet        Pro forma      Pro forma
                                   Holdings    Delivery     Adjustments      Combined
                                 -----------   --------     -----------      ---------
Assets:
 Current assets                   $6,569,467   $1,622,181   $ (226,181)(1) $10,175,467
                                                             2,210,000 (2)
 Property and equipment, net         758,891      203,110      121,890 (1)   1,083,891
 Intangibles and other               266,051       19,840    1,620,160 (1)   1,906,051
                                  ----------   ----------                   ----------
 Totals                           $7,594,409   $1,845,131                  $13,165,409
                                  ==========   ==========                  ===========

Liabilities:
 Current Liabilities              $6,792,454   $1,552,358  $(1,250,358)(1)  $7,094,454
 Long-term debt                      550,903            -                      550,903
                                  ----------   ----------                  -----------
    Total Liabilities              7,343,357    1,552,358                    7,645,357

                                                             2,210,000 (2)
Stockholders' Equity                 251,052      292,773    2,807,227 (1)   5,520,052
                                  ----------   ----------                   ----------
 Totals                           $7,594,409   $1,845,131                  $13,165,409
                                  ==========   ==========                  ===========



              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                       Six Months Ended December 31, 1998

                                        Skynet          Fleet         Pro forma        Pro forma
                                       Holdings       Delivery       Adjustments       Combined
                                     ------------     --------       -----------       ---------

Revenues                              $16,947,089    $  6,775,377        (64,787)(3)  $23,657,679
                                                                         (40,604)(3)
Costs and expenses                     17,293,639       6,645,563         78,000 (4)   23,976,598
                                      -----------    ------------                     -----------
Income (loss) from operations            (346,550)        129,814                        (318,919)
Other expense, net                       (408,622)        (12,893)        12,893 (5)     (408,622)
                                      -----------    ------------                     -----------
Income before income taxes               (755,172)        116,921                        (727,541)
Income taxes                               (6,300)              -                          (6,300)
                                      -----------    ------------                     -----------
Net Income (loss)                     $  (761,472)   $    116,921                     $  (733,841)
                                      ===========    ============                     ===========
Basic net loss per share                   $(0.06)                                         $(0.05)
                                      ===========                                     ===========
Fully diluted net loss per share           $(0.06)                                         $(0.05)
                                      ===========                                     ===========
Basic weighted average shares
 outstanding (6)                       13,410,368                                      16,215,283
                                      ===========                                     ===========
Fully diluted weighted average
 shares outstanding (6)                13,410,368                                      16,215,283
                                      ===========                                     ===========

                            Year Ended June 30, 1998

                                        Skynet          Fleet         Pro forma        Pro forma
                                       Holdings       Delivery       Adjustments       Combined
                                     ------------     --------       -----------       ---------

Revenues                              $31,838,919   $  13,631,414    (667,608)(3)    $44,577,878
                                                                     (927,656)(3)
Costs and expenses                     31,257,942      14,195,444     136,000 (4)     44,661,730
                                      -----------   -------------                     ----------

Income from operations                    580,977        (788,877)                       (83,852)
Other expense, net                       (229,523)       (186,938)    189,034 (5)       (227,427)
                                      -----------   -------------                     ----------
Income before income taxes                351,454        (975,815)                      (311,279)
Income taxes                             (185,404)              -                       (185,404)
                                      -----------   -------------                    -----------
Net Income                            $   166,050   $    (975,815)                   $  (496,683)
                                      ===========   =============                    ===========
Basic net income per share                  $0.02                                         $(0.05)
                                      ===========                                    ===========
Fully diluted net income per share          $0.01                                         $(0.05)
                                      ===========                                    ===========
Basic weighted average shares
 outstanding (6)                        7,346,500                                     10,151,415
                                      ===========                                    ===========
Fully diluted weighted average
 shares outstanding (6)                 9,796,500                                     10,151,415
                                      ===========                                    ===========


           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


Note A - Pro forma adjustments to the condensed balance sheet are as follows:

     (1) To record: i) the acquisition of the assets and the allocation of the purchase price on the basis of the fair values of the assets acquired and liabilities assumed and ii) the issuance of 1,479,415 shares of the Company's Common Stock.

     The components of the purchase price and its allocation to the assets and liabilities acquired are as follows:


       Components of purchase price:
         Common Stock issued to sellers..........                      $2,059,000
         Acquisition costs.......................                         100,000
                                                                       ----------
           Total purchase price..................                      $3,059,000
                                                                       ==========

       Allocation of purchase price:
         Current assets acquired.................                      $1,396,000
         Property and equipment..................                         325,000
         Liabilities assumed.....................                        (302,000)
         Cost in excess of net assets acquired...                       1,640,000
                                                                       ----------
           Total purchase price..................                      $3,059,000
                                                                       ==========


     (2) To record the net proceeds of $2,210,000 from the sale of 1,325,500 shares of the Company's Common Stock.

Note B - Pro forma adjustments to the condensed statements of operations are as follows:

     (3)  To eliminate operations of those locations not acquired.

     (4) To record additional depreciation expense (over 3 years) based on the revised values of the depreciable assets and amortization (over 15 years) of the excess of the fair value over net assets acquired as follows:

                                                        Year Ended   Six Months Ended
                                                         June 30,      December 31,
                                                           1998            1998
                                                        ----------   ----------------
       Depreciation based on acquisition cost........     $102,000            $56,000
       Historical depreciation.......................       76,000             38,000
                                                          --------            -------
       Increase in depreciation......................       26,000             18,000
       Amortization of excess of fair value
         over net assets acquired....................      116,000             58,000
                                                          --------            -------
       Increase in depreciation and amortization ....     $142,000            $76,000
                                                          ========            =======

(5)  To eliminate interest expense of acquired company.

(6) The weighted average shares outstanding were adjusted on a pro forma basis to include the 1,479,415 additional shares of Common Stock issued in connection with the Fleet acquisition plus 1,325,500 additional shares issued in a private placement.

SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data with respect to the Company's statements of operations for the years ended June 30, 1996, 1997 and 1998 and its balance sheets as of June 30, 1997 and 1998 are derived from the Company's Consolidated Financial Statements which have been audited by BDO Seidman, LLP. The selected consolidated financial data with respect to the Company's statements of operations for the years ended June 30, 1994 and 1995, and its balance sheets as of June 30, 1994, 1995 and 1996, are derived from unaudited consolidated financial statements of the Company which in the opinion of management present fairly the results of operations and financial position for such periods. The selected consolidated financial data for the six month periods ended December 31, 1997 and 1998 are derived from the unaudited condensed consolidated financial statements of the Company, which in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations and financial position for such period. The results of operations for the six months ended December 31, 1998 are not necessarily indicative of the results of operations to be expected for the year. The following data should be read in conjunction with the Company's consolidated financial statements, the related notes and the independent auditors' reports and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this registration statement.


Statement of Operations Data: (1)                                                                       Six Months Ended
                                                       Years Ended June 30,                               December 31,
                             ---------------------------------------------------------------------  ------------------------
                               1994(2)       1995(2)        1996(3)          1997         1998        1997(2)      1998(2)
                             ------------  ------------  --------------  ------------  -----------  -----------  -----------
Revenues                     $31,373,057   $33,041,182   $34,404,946     $36,151,763   $31,838,919 $16,182,102  $16,947,089
Gross Profit                  10,200,664     9,952,232    11,621,140      11,758,535    12,715,451   5,970,506    6,845,275
Income (loss) before
   income taxes and
   extraordinary income         (860,308)   (1,238,103)      317,909        (125,268)      351,454    (151,465)    (755,172)
Net income (loss)             (1,022,933)   (1,238,103)    1,297,321(3)      (39,668)      166,050    (167,465)    (761,472)
Basic income (loss) per
 share:
   Income (loss) before
      Extraordinary income         (0.26)        (0.31)         0.01           (0.01)         0.02       (0.02)       (0.06)
   Net income (loss)               (0.26)        (0.31)         0.19           (0.01)         0.02       (0.02)       (0.06)
Dilutive income (loss)
   Per share:
   Income (loss) before
      Extraordinary income         (0.26)        (0.31)         0.01           (0.01)         0.02       (0.02)       (0.06)
   Net income (loss)               (0.26)        (0.31)         0.14           (0.01)         0.02       (0.02)       (0.06)

Weighted average number of
   shares outstanding:
      Basic                    7,000,000     7,000,000     7,000,000       7,000,000     7,346,500   7,059,096   13,410,368
      Diluted                  7,000,000     7,000,000     9,450,000       7,000,000     9,796,500   7,059,096   13,410,368

Balance Sheet Data:

                                                         June 30,                                  December 31,
                             ---------------------------------------------------------------  ----------------------
                                1994         1995         1996         1997         1998         1997        1998
                             -----------  -----------  -----------  -----------  -----------  ----------  ----------
Total Assets                  $6,658,413   $6,052,484   $7,305,317   $8,104,071   $6,885,815  $6,988,264  $7,594,409
Long-term Debt                   229,384      711,628      662,056      662,056      877,441     626,472     550,903
Total Liabilities              7,899,951    8,613,902    8,555,011    9,397,540    7,572,040   8,346,049   7,343,357

                                                                                     (footnotes appear on next page)

____________________

 (1) The financial data presented above reflects the relevant Statement of Operations Data of Skynet Holdings, Inc., a Nevada corporation ("Skynet Nevada"). Skynet Nevada was acquired by EPL Resources (Delaware) Corp., a Delaware corporation ("EPLR"), by virtue of a merger transaction that was completed on October 14, 1998 (the "Merger"). Upon completion of the Merger, EPLR changed its name to "Skynet Holdings, Inc." Since the former stockholders of Skynet Nevada acquired a controlling interest in EPLR, the Merger has been accounted for as a "reverse acquisition." Accordingly, for financial statement presentation purposes, Skynet Nevada is viewed as the continuing entity and the related business combination is viewed as a recapitalization of Skynet Nevada, rather than an acquisition by EPLR.

 (2) Reflects unaudited data.

 (3) Net income for the year ended June 30, 1996 includes extraordinary income of $1,263,045 relating to the forgiveness of debt arising out of the former reorganization of one of the Company's subsidiaries.

 (4) Basic income (loss) per common share is based upon the weighted average number of common shares outstanding for each period presented. Diluted income (loss) per common share is based upon the weighted average number of common shares plus the dilutive effect of the existing convertible securities and options outstanding for each period presented.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The Company is a full service provider of international transportation delivery services operating primarily as an express courier for time sensitive documents and packages. The Company's services consist of: (i) time certain deliveries within 24-48 hours of pickup; (ii) next flight out services for same day expedited deliveries; (iii) local ground transport in select locations; (iv) freight forwarding services; (v) bulk shipment of mass mailing materials for local distributions; and (vi) global logistics services incorporating the Company's proprietary computerized tracking system. These services are formulated on a customized basis to meet the special needs of a diverse international customer base. The Company provides these services through its offices in London, England, Sydney, Melbourne and Brisbane, Australia, and New York, San Francisco and Los Angeles, as well as through "SkyNet Worldwide Express", a global network of over 1,000 offices which are independently owed and operated in over 100 countries and functions as a worldwide network for its members.

     The Company has been formed as a result of two recent business combinations. First, on October 1, 1997, SkyNet Nevada, a predecessor to the Company, acquired the stock of four companies whose businesses provided international express courier delivery services and freight forwarding services for time sensitive documents and packages to customers throughout the world under the name "SkyNet Express". These acquisitions were undertaken in order to consolidate the Company's London offices with Network members in Sydney, Melbourne and Brisbane, Australia and New York, San Francisco and Los Angeles. These acquisitions were completed through an exchange of shares and were accounted for as a reorganization of entities under common control in a manner similar to a pooling of interest, whereby the Company's consolidated financial statements have been restated to include the accounts and operations of the merged companies for all periods presented prior to the merger.

     On October 14, 1998, SkyNet Nevada merged with and into EPLR in a share exchange transaction. Upon completion of the Merger, the combined companies changed their name to "SkyNet Holdings, Inc.", a Delaware corporation. Prior to the Merger, EPLR was an inactive company whose shares were eligible for quotation on the OTC Bulletin Board. Since the former stockholders of SkyNet Nevada acquired a controlling interest in EPLR in the Merger, the Merger has been accounted for as a "reverse acquisition." Accordingly, for financial statement presentation purposes, SkyNet Nevada is viewed as the continuing entity and the related business combination is viewed as a recapitalization of SkyNet Nevada, rather than an acquisition by EPLR.

     Due to the size and nature of its particular industry segments, the Company believes there is an opportunity to implement a market roll-up program through selected acquisitions in the United States and overseas. Assuming it can successfully implement this strategy, the Company intends to acquire transportation service companies that fit into or compliment its current operations, including express and same day courier businesses, as well as more localized intra-city couriers, intra-regional couriers and global freight forwarders. The Company intends to further enhance the Network's competitive capabilities by focusing on initiatives designed to ensure a high standard of quality control, global marketing and accelerated development of leading edge technology, all of which, if successfully implemented, would enable the Company to achieve greater global market penetration. Through the implementation of this strategy, the Company believes it can enhance its position as a provider of global delivery and transportation services.

RESULTS OF OPERATIONS

SIX MONTHS ENDED DECEMBER 31, 1998 COMPARED TO 1997

     REVENUES. Revenues for the six months ended December 31, 1998 amounted to $16,947,089 compared to $16,182,102 for the six months ended December 31, 1997, an increase of 4.7%. The increase in revenues was attributable to higher volume.

     COST OF SALES. Cost of sales for the six months ended December 31, 1998 amounted to $10,101,814 compared to $10,211,596 for the six months ended December 31, 1997. As a percentage of sales, such costs amounted to 59.6% for the six months ended December 31, 1998 compared to 63.1% for the corresponding period of the prior year. The improvement resulted from the elimination of marginal business and improved rates received for existing business from carriers utilized by the Company.

     OPERATING EXPENSES. Compensation and compensation related costs increased to $3,998,583 for the six months ended December 31, 1998 compared to $3,396,320 during the prior year. As a percentage of sales, compensation costs increased to 23.6% during the six months ended December 31, 1998 as compared to 21.0% for the prior year. $271,527 of the increase relates to the addition of senior level management personnel. The remainder of the increase principally relates to additional staff level personnel.

     Occupancy costs decreased to $277,156 for the six months ended December 31, 1998 compared to $277,394 during the prior year. Occupancy costs as a percentage of sales remained constant during both periods. Communication expense amounted to $375,670 during the six months ended December 31, 1998 as compared to $304,392 for the prior year.

     Other operating expenses for the six months ended December 31, 1998 amounted to $2,540,416 compared to $1,885,182 for the six months ended December 31, 1997. The increase in operating expenses resulted from: higher communication expense of approximately $70,000, increased office expense of approximately $63,000, increased audit fees of approximately $50,000, legal costs of approximately $50,000 related to the Merger which was completed on October 14, 1998, increased travel and related expenses of approximately $140,000 and approximately $60,000 relating to a new regional office established by the Company in the Far East.

YEAR ENDED JUNE 30, 1998 COMPARED TO 1997

     REVENUES. Revenues for the year ended June 30, 1998 amounted to $31,838,919 compared to $36,151,763 for the year ended June 30, 1997, a decrease of 11.9%. The decrease in revenues included the loss of a large customer in the United Kingdom ($900,000) and management's decision to eliminate lower margin business which resulted in a decrease in revenue of approximately $1,400,000.

     COST OF SALES. Cost of sales for the year ended June 30, 1998 amounted to $19,123,468 compared to $24,393,228 for the year ended June 30, 1997, a decrease of 21.6%. As a percentage of sales, such costs amounted to 60.1% for the year ended June 30, 1998 compared to 67.5% for the prior year. The improvement during fiscal 1998 resulted from the elimination of marginal business and improved rates received for existing business from carriers utilized by the Company.

     OPERATING EXPENSES. Compensation and compensation related costs increased to $7,178,941 for the year ended June 30, 1998 compared to $6,948,756 during the prior year. As a percentage of sales compensation costs increased to 22.5% during the year ended June 30, 1998 as compared to 19.2% for the prior year.
The increase as a percentage of sales resulted from a combination of lower sales volume and wage increases as the number of employees during 1998 and 1997 was approximately the same due to the retention of certain employees in spite of the elimination of the low margin business described above.

     Occupancy costs increased to $660,742 for the year ended June 30, 1998 compared to $529,876 during the prior year. Occupancy costs as a percentage of sales increased from 1.5% during 1997 to 2.1% during 1998. During 1998 the Company moved into larger facilities in London and Sydney. Communication expense amounted to $630,221 during the year ended June 30, 1998 as compared to $615,705 for the prior year.

     Other operating expenses were approximately the same in both years and included increased commissions of approximately $195,000.

YEAR ENDED JUNE 30, 1997 COMPARED TO 1996

     REVENUES. Revenues for the year ended June 30, 1997 amounted to $36,151,763 compared to $34,404,946 for the year ended June 30, 1996, an increase of 5.1%. The increase in revenue resulted from higher volume.

     COST OF SALES. Cost of sales for the year ended June 30, 1997 amounted to $24,393,228 compared to $22,783,806 for the year ended June 30, 1996. As a percentage of sales, such costs amounted to 67.5% for the year ended June 30, 1997 compared to 66.2% for the prior year.

     OPERATING EXPENSES. Compensation and compensation related costs increased to $6,948,756 for the year ended June 30, 1997 compared to $6,460,625 during the prior year. As a percentage of sales compensation costs increased to 19.2% during the year ended June 30, 1997 as compared to 18.8% for the prior year.
The increase as a percentage of sales resulted from wage increases plus the addition of approximately 20 new employees during 1997.

     Occupancy costs were approximately the same in both years at 1.5% of sales. Communication expense amounted to $615,705 during the year ended June 30, 1997 as compared to $553,417 for the prior year. The increase in communication expenses resulted from the expansion of the Company's business during 1997.

     Other operating expenses were approximately the same in both years.

LIQUIDITY AND CAPITAL RESOURCES

     LIQUIDITY

     A foreign subsidiary of the Company has a financing agreement with a bank in London. The agreement provides borrowing for the subsidiary based on 75% of customer receivables generated from accounts in the United Kingdom, which are less than 90 days old up to a maximum of $1,700,000. The subsidiary pays an administrative charge of .2% plus interest at the bank's base rate plus 2.25% (10.0% at June 30, 1998). Borrowings under the agreement amounted to $1,466,422 and $782,012 at June 30, 1997 and 1998 and $1,068,690 at December 31, 1998.


     Total cash and cash equivalents at December 31, 1998 amounted to $78,455.

     Net cash provided by (used in) operating activities amounted to $387,511, $(984,489) and $286,729 during the years ended June 30, 1996, 1997 and 1998. The changes were primarily caused by fluctuations in receivables of $(1,119,315), $(657,974) and $1,259,802 and fluctuations in payables and accrued liabilities of $1,204,153, $(574,321) and $(1,356,475) during the years ended June 30, 1996,
1997 and 1998. Net cash used in operating activities during the six months ended December 31, 1997 and 1998 amounted to $(338,304) and $(1,555,017). The increase during the six months ended December 31, 1998 primarily results from the increase in net loss of approximately $600,000 and changes in payables and receivables.


     Net cash used in investing activities, primarily the acquisition of property and equipment, amounted to $282,381, $315,827 and $244,212 during the years ended June 30, 1996, 1997 and 1998, and $69,191 and $253,269 during the six months ended December 31, 1997 and 1998.


     Net cash provided by (used in) financing activities amounted to $1,416,850 and $(70,867) during the years ended June 30, 1997 and 1998. The Company received $1,466,422 from bank borrowings during the year ended June 30, 1997 and repaid $684,410 during the year ended June 30, 1998. During the year ended June 30, 1998, the Company received net proceeds in the amount of $398,000 from the sale of 258,000 shares of the Company's Common Stock at $2.00 per share. Net cash provided by financing activities during the six months ended December 31, 1997 and 1998 amounted to $33,558 and $1,495,678. The increase in 1998 resulted from increased bank borrowings of $286,678, proceeds from short term borrowings of $1,195,538 and $500,000 received as part of the merger with EPLR partially offset by repayments of long-term debt of $486,538.

     At June 30, 1998 and December 31, 1998, management provided 100% valuation allowances amounting to approximately $722,000 against the net deferred tax asset represented by its net operating loss carry forwards due to the indeterminate nature of the Company's ability to realize this deferred asset. On December 1, 1998, the Company enhanced its liquidity through the repayment of an aggregate of $1,145,000 of outstanding indebtedness through the issuance of 572,500 shares of Common Stock. See "Item 7 - Certain Relationships and Related Transactions - Repayment of Indebtedness" and "Item 10- Recent Sales of Unregistered Securities."

     CAPITAL RESOURCES

     During the year ended June 30, 1998, the Company completed a private placement offering and received net proceeds in the amount of $398,000. In connection with the Merger transaction, the Company received approximately $500,000 from the sale of EPLR shares in a private placement transaction prior to the Merger.


     On February 19 and March 5, 1999, the Company conducted closings with respect to the Private Placement resulting in the issuance of an aggregate of 1,325,500 shares of Common Stock which generated net proceeds (after offering costs of approximately $441,000) of approximately $2,210,000. The Company intends to use the net proceeds of the Private Placement for general working capital and general corporate purposes, primarily to finance the Company's business plan which includes an acquisition and consolidation strategy and to upgrade the Company's information technology.

     The Company anticipates incurring capital expenditures in the amount of between $150,000 and $200,000 during the quarter ending June 30, 1999 in connection with the upgrade of the Company's existing information technology. This represents the initial software development and installation costs as well as the additional hardware needed to effectively implement and operate the proposed new system.


     Management believes that with the completion of the Private Placement, the Company's existing capital resources will be sufficient to fund its operations during the next twelve months. The Company intends to pursue an aggressive acquisition strategy. This may involve acquiring target companies for cash, indebtedness, newely issued securities, or a combination thereof. The Company will likely require additional capital in order to finance any acquisitions that involve material cash components. In addition, the Company will likely require additional operating capital to finance the continued growth of the Company, to the extent its acquisition strategy is successful. The Company may seek additional funds from public or private offerings of debt or equity securities or from bank-financing facilities to the extent available to the Company.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     The Company's market risk sensitive instruments do not subject it to material market risk exposures, except for such risks related to interest rate fluctuations and foreign currency exchange rates. The carrying value of bank debt and long-term debt approximates fair value at June 30, 1997 and 1998 and September 30, 1998 since these notes substantially bear interest at floating rates based upon the lenders' "prime" rate. The fair value of long-term debt in the amount of $330,000 at September 30, 1998 related to the reorganization of a subsidiary under bankruptcy cannot be estimated due to the court-mandated nature of the debt.

     Although the Company currently bills only in U.S. and Australian dollars and British pounds, exchange rates for these and other local currencies in countries where the Company may operate in the future may fluctuate in relation to the U.S. dollar and such fluctuations may have an adverse effect on the Company's earnings or assets when local currencies are exchanged for U.S. dollars. Any weakening of the value of such local currency against the U.S. dollar could result in lower revenues and earnings for the Company. To date, gains and losses related to foreign currency transactions and foreign currency translation have not been material for the Company.

     Included in the Company's consolidated balance sheets at June 30, 1998 and 1997 and December 31, 1998 are the net assets (liabilities) of the Company's United Kingdom subsidiary of approximately $410,000, $469,000 and $853,000 and the Company's Australian subsidiary of approximately $212,000 and $(230,000) and $(48,000) for the same periods.

SEASONALITY

     Company revenues in certain geographic regions appear to be subject to certain seasonal fluctuations. These seasonal fluctuations have not, to date, been apparent in the Company's overall results of operations.

INFLATION

     The Company does not believe that inflation has to date had a material impact on its operations. Significant increases in labor, food, or other operating costs could have a material adverse affect on the Company's results if the Company were for some reason unable to pass along cost increases due to general inflation by increasing its prices.

YEAR 2000 ISSUES

     The Company is currently addressing Year 2000 issues. Year 2000 issues are the result of computer programs being written using two digits rather than four to define the applicable year associated with the program or an associated computation. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices or engage in normal business activities. Management expects to have substantially all of the systems application changes completed within the next 6 months and believes that its level of preparedness is appropriate.

     Management is currently replacing the accounting software used throughout the Company with an updated version which includes accounts payable and accounts receivable modules that are Year 2000 compliant. Management expects that the upgrade will be completed by June 30, 1999. In addition, the Company has received representations from its independent consultant that the SkyComs system is Year 2000 compliant.

     The Company also relies, both domestically and internationally, upon airlines, government agencies (partially the Federal Aviation Administration), utility companies, telecommunication service companies and other service providers outside of the Company's control. The Company is monitoring information provided by several national and international associations which pursue common year 2000 objectives and are active in a global and industry-wide effort to understand the year 2000 compliance status of airports, airlines, air traffic systems, customs clearance and other U.S. and international government agencies, and common vendors and suppliers. However, there is no assurance that suppliers, governmental agencies, or other third parties will not suffer a year 2000 business disruption. Such failures could have a material adverse affect on the Company's financial condition, liquidity or results of operations.

     The total cost to the Company of these Year 2000 compliance issues is not anticipated to be material to its financial position or results of operations in any given year. These costs and the date on which the Company plans to complete the Year 2000 modification and testing processes are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no assurances that these estimates will be achieved and actual results could differ from those plans.


RECENTLY ISSUED ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 128, "Earnings Per Share," ("SFAS 128") is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The statement requires restatement of all prior period earnings per share (EPS) data presented. The new standard requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The Company adopted SPAS 128 for the period ending June 30, 1998 and for prior periods as presented in the financial statements. Adoption of this standard did not result in a restatement of prior periods EPS data.

     Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("SFAS 129") is effective for financial statements ending after December 15, 1997. SFAS 129 reinstates various securities disclosure requirements previously in effect under Accounting Principles Board Opinion No. 15, which has been superseded by SFAS 128. The Company adopted SFAS 129 on June 30, 1998, and it did not have any effect on its consolidated financial position or results of operations.

     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") is effective for financial statements with fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. This standard was adopted during fiscal 1999.

     Statement of Financial Accounting Standards No. 131, "Disclosure about Segment of an Enterprise and Related Information" ("SFAS 131"), is effective for financial statements with fiscal years beginning after December 15, 1997. The new standard requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and condensed financial statements of interim periods issued to stockholders. It also requires that public business enterprises report certain information about their products issued to stockholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. The Company does not expect adoption of SFAS 131 to have a material effect, if any, on its consolidated results of operations.

     Statement of Financial Accounting Standards No. 132, Employers' Disclosure About Pensions and Other Postretirement Benefits ("SFAS 132") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. The Company does not expect adoption of SFAS 132 to have a material effect, if any, on its financial position or results of operations.

     Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") issued by the FASB is effective for financial statements with fiscal years ending June 15, 1999 and later. SFAS 133 establishes accounting and reporting standards for derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. The Company does not expect adoption of SFAS 133 to have a material effect, if any, on its financial position or results of operations.

     Statement of Financial Accounting Standards No. 134, Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale By A Mortgage Banking Enterprise ("SFAS 134") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1998. SFAS 134 amends SFAS No. 65, Accounting for Certain mortgage Banking Activities, which establishes accounting and reporting standards for certain activities of mortgage banking enterprises and other enterprises that conduct operations which are substantially similar to the primary operations of a mortgage banking enterprise. The Company does not expect adoption of SFAS 134 to have a material effect, if any, on its financial position or results of operations.

ITEM 3.   PROPERTIES

     As of March 1, 1999, the Company operated from six leased facilities.
These facilities are principally used for operations, general and administrative functions. The facilities are located in London, England, Sydney and Melbourne, Australia and New York, San Francisco and Los Angeles. In addition, the Company's principal executive office is located in the leased facility in Los Angeles. The Company's aggregate rental expense for the fiscal year ended June 30, 1998 amounted to $648,901. See Note 9 to the Company's Consolidated Financial Statements. Management believes that the Company's facilities are adequate for its current and reasonably foreseeable operations.

ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 12, 1999, by (i) each person who, to the knowledge of the Company, beneficially owned more than 5% of the Common Stock; (ii) each director and executive officer of the company; and
(iii) all executive officers and directors of the Company as a group:

NAME AND ADDRESS OF                          AMOUNT OF                    PERCENT OF
BENEFICIAL OWNER(1)                   BENEFICIAL OWNERSHIP(2)                CLASS
------------------                    ----------------------              ----------
Vjekoslav Nizic                             6,650,878(3)                    39.1%

Christian J. Weber                            200,000(4)                     1.2%

Martin G. Paravato                             50,000(5)                      *

Andrew Lovell                                 162,500                        1.0%

Noel John Holmes                              335,000(6)                     2.0%

John Cathcart                               1,600,000(7)                     9.4%

Vincent J. Marold                           1,680,151(8)                     9.9%

All Directors, and Executive
 Officers as a Group (5 persons)            7,398,378                       42.5%


______________________
*Represents less than 1% of the outstanding shares of Common Stock.

 (1) The address of Vjekoslav Nizic, Martin G. Paravato, Andrew Lovell is in care of the Company, 343 South Glasgow Avenue, Inglewood, California 90301, the address of Christian J. Weber is c/o Skynet International Limited, Stockley Close, West Drayton, England, UB7 9BL, the address of Noel John Holmes is PO Box 320, Coolangatta, QLD 4225, Australia, the address of John Cathcart is 774 Mays Boulevard #10-450, Incline Village, NV 89451 and the address of Vincent J. Marold is c/o Synergy Group International, Inc. 3725 East Sunrise Drive, Tucson, Arizona 85718.

 (2) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the rules and regulations promulgated under the Exchange Act, and accordingly, may include securities owned by and for among others the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which such person has the right to acquire within 60 days after the date of this filing pursuant to the exercise of options, or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. This table has been prepared based on 17,424,500 shares of Common Stock outstanding as of March 12, 1999.

 (3) Includes 3,121,023 shares of Common Stock held by Fir Construction Pty. Ltd., of which Mr. Nizic is the managing director. Also includes 3,425,879 shares which are subject to an irrevocable proxy in favor of Mr. Nizic which vests Mr. Nizic with the sole power to vote such shares with respect to the election of directors and any amendment to the Company's Certificate of Incorporation or By-Laws which (i) affects the size or composition of the board of directors of the Company; or (ii) effects the supermajority vote provisions required for board approval of certain transactions. Does not include 700,000 shares issuable upon the exercise of options subject to vesting commencing October 14, 2000.

(4) Consists of Common Stock owned of record by Deansley Limited, an affiliate of Mr. Weber. Does not include 400,0000 shares issuable upon exercise of options subject to vesting commencing October 14, 1999 which Mr. Weber acquired from Synergy Group International, Ltd. Does not include 700,000 shares issuable upon the exercise of options granted in connection with the Merger which were subsequently transferred to John Cathcart.

(5)  Consists of shares issuable upon exercise of options.

(6) Consists of shares held by Pearlgold Pty Ltd, an entity affiliated with Mr. Holmes.

(7) Includes 50,000 shares held of record by Mr. Cathcart which are subject to options granted by Mr. Cathcart to third parties. Does not include 700,000 shares issuable upon the exercise of options transferred from Mr. Weber which are subject to vesting commencing October 14, 2000.

(8) Includes shares held of record by Synergy Group International, Inc. of which Mr. Marold is the sole shareholder. Does not include 170,000 shares held of record by adult family members of Mr. Marold and 100,000 shares held by a family trust, of which Mr. Marold has a 20% beneficial interest.

MATERIAL VOTING ARRANGEMENTS

     Pursuant to the Merger, Christian J. Weber, Vjekoslav Nizic, John Cathcart, Deansley Limited and Fir Construction Pty. Ltd. (collectively, the "Historic Principal Shareholders") who held, as of the closing of the Merger, an aggregate of 8,673,128 shares of the Company's Common Stock, have agreed that until October 14, 2000, they will vote their shares at every annual meeting of stockholders, at any special meeting of stockholders called for the purpose of electing directors, or action by written consent or otherwise take such action as is required, to vote for and elect a Board of Directors in the manner described below in "ITEM 5 - DIRECTORS AND EXECUTIVE OFFICERS BOARD OF DIRECTORS." In addition, the Historic Principal Shareholders have also agreed not to vote their shares to amend the Company's Bylaws or Certificate of Incorporation in a manner inconsistent with the provisions described below in "ITEM 5 - DIRECTORS AND EXECUTIVE OFFICERS MATTERS OF CORPORATE GOVERANCE." On February 26, 1999, Christian J. Weber and his affiliates, Deansley Ltd. and Moontown Ltd., sold an aggregate of 3,425,879 shares of Common Stock to certain institutional investors. The purchasers of such shares have executed an irrevocable proxy in favor of Mr. Nizic vesting him with the sole power to vote such shares in the manner described above until no later than on or about May 19, 2001.

MATERIAL ESCROW ARRANGEMENTS

     3,750,000 shares of the Company's outstanding Common Stock are subject to cancellation upon the terms set forth in Escrow Agreements entered into in connection with the Merger. Specifically, the Historic Principal Shareholders and the Company are parties to an Escrow Agreement pursuant to which the Historic Principal Shareholders deposited an aggregate of 3,000,000 shares of Common Stock into escrow to secure their indemnification obligations under the Merger Agreement with respect to certain of their representations and warranties. 1,250,000 of these shares were released upon completion of audited financial statements of SkyNet Nevada by BDO Seidman LLP. An additional 1,000,000 of these shares are subject to release on or about April 13, 1999 and the remaining 750,000 shares are subject to release on October 13, 1999 so long as no claims for indemnification under the Merger Agreement are pending against the Historic Principal Shareholders.

     In addition, certain historic principal shareholders of EPLR, including Vincent J. Marold, and the Company are parties to an Escrow Agreement pursuant to which these shareholders placed 2,000,000 shares into escrow to secure the obligation of EPLR to complete a private placement of Company's securities to raise net proceeds of at least $2,500,000. In order to satisfy this obligation, the Company undertook the Private Placement pursuant to which it realized net proceeds of approximately $2,210,000. The Company has agreed to extend the deadline to raise the additional capital until March 31, 1999. In the event that an additional $300,000 of net proceeds is not raised by March 31, 1999, these shares will be surrendered and returned to the Company for cancellation.

RESTRICTIONS UPON RESALE

     In addition to any prohibition on transfers or sales under applicable federal or state securities laws, the Historic Principal Shareholders may not sell, transfer, encumber or otherwise dispose of the shares of the Company's Common Stock issued to them in the Merger until October 14, 2000. Notwithstanding this limitation, commencing January 14, 1999, the Historic Principal Shareholders shall be permitted to sell up to an aggregate of 160,000 shares of the Company's Common Stock; provided, however, that any sale of such shares prior to October 14, 1999 shall be on terms and to parties reasonably acceptable to Mr. Marold's designee to the Company's Board of Directors. See "ITEM 5 - DIRECTORS AND EXECUTIVE OFFICERS - BOARD OF DIRECTORS." In this regard, the Company has agreed to include these shares in a registration statement to permit the public resale thereof. Subject to compliance with applicable federal and state securities laws and regulations, during the one year period commencing October 14, 1999, each Historic Principal Shareholder shall be permitted to sell up to 50,000 additional shares of the Company's Common Stock.

     In connection with the Private Placement, the directors and executive officers of the Company entered into lock up agreements (the "Placement Agent Lock-Up Agreement") with Puglisi Howells & Co., Inc. (the "Placement Agent"). Under the Placement Agent Lock-Up Agreement, such executive officers and directors have agreed not to directly or indirectly, offer for public sale, publicly sell, or otherwise publicly dispose of, directly or indirectly, any of the shares of the Company's Common Stock which they may own legally or beneficially for a lock-up period commencing February 19, 1999 and terminating on the last to occur of: (i) August 19, 2000; (ii) the date ninety (90) days after the effectiveness of the registration statement covering the resale of the shares sold in this Private Placement; and (iii) the date ninety (90) days after the effectiveness of the registration statement covering the shares issuable upon exercise of the warrants issued to the Placement Agent, however, in any event, such lock-up period shall expire no later than on or about May 19, 2001. Notwithstanding the above, during such lock-up period, the executive officers and directors are permitted to: (i) with the consent of a majority of the Company's disinterested directors, engage in private resales, pledges or gifts of the shares so long as the purchaser, pledgee or donee acquiring the shares agrees to hold such shares in accordance with the restrictions identified herein for the remainder of the lock-up period applicable to such shares; or (ii) engage in private transfers or gifts of the shares to "affiliates" (as the term is defined under the Securities Exchange Act of 1934) or family members, so long as the transferee or donee acquiring the shares agrees to hold such shares in accordance with the restrictions identified herein for the remainder of the lock-up period applicable to such shares.

     As described in "ITEM 9 - MARKET PRICE OF THE DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND STOCKHOLDER MATTERS," the Company has agreed to file a shelf registration statement covering the public resale of approximately 4,785,000 shares of the Company's Common Stock. In connection with the Private Placement, holders of 1,000,000 of these shares have agreed not to directly or indirectly, offer for public sale, publicly sell, or otherwise publicly dispose of such shares without the prior written consent of the Placement Agent for a lock-up period commencing on February 19, 1999 and terminating sixty (60) days after the later of (i) the date the shares of common stock issued in the Private Placement are first eligible for public resale under either SEC Rule 144 or pursuant to an effective registration statement under the Securities Act; or (ii) the effectiveness of a registration statement under the Securities Act covering the resale of the shares underlying the warrants issued to the Placement Agent, however, in any event, such lock-up period shall expire no later than on or about May 19, 2000. With the consent of a majority of the disinterested members of the Company's Board of Directors, third-party private resales, pledges or gifts of these shares will be permitted as long as the purchaser, pledgee or donee of any such shares agrees to remain bound by the aforesaid restrictions upon resale for the remainder of the lock-up period applicable to such shares. Private transfers or gifts to affiliates or family members are also permitted as long as the transferee or donee of any such shares agrees to remain bound by the aforesaid restrictions upon resale for the remainder of the lock-up period applicable to such shares.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

     The following sets forth certain information regarding each of the directors and executive officers of the Company.

        NAME                                Age                         Office
        ----                                ---                         ------

Vjekoslav Nizic                             45                        President, Chief Executive
                                                                      Officer and Director

Christian J. Weber                          55                        Chairman and Managing
                                                                      Director of SIL

Martin G. Paravato                          57                        Chief Financial Officer,
                                                                      Treasurer and Secretary

Andrew Lovell                               40                        Chief Operating Officer of
                                                                      SkyNet Worldwide Express

Noel John Holmes                            50                        Director

     The following is a brief summary of the business experience of each of the above-named individuals:


     VJEKOSLAV ("VIC") NIZIC currently serves as the President, Chief Executive Officer and Director of the Company. Mr. Nizic has been involved in the courier business since 1978 when he founded Skyroad Express as a domestic courier company in Australia, offering overnight and same-day service. Skyroad Express became the largest privately-owned express courier company in Australia at that time. In 1983, Mr. Nizic sold Skyroad Express and formed DPE International Pty. Ltd., an international courier providing service from Australia to the rest of the world. In 1987, Mr. Nizic sold DPE International Pty. Ltd., retaining DPE International, Inc., its U.S. subsidiary, which filed for protection under Chapter 11 of the U.S. Bankruptcy Code in 1995, emerging from the Chapter 11 proceedings in 1996. Mr. Nizic graduated from the University of New South Wales in Australia.

     CHRISTIAN J. WEBER currently serves as the Chairman of the Board of Directors of the Company and the Managing Director of SIL. Mr. Weber has been involved in the courier business since 1978, when he co-found Sky Courier International, a company engaged in international courier services. In 1978, Mr. Weber was also a founder of SkyNet, and in 1980 he purchased, with partners, a controlling interest in SIL and its subsidiaries, which currently comprise the largest of the Company's operating subsidiaries. In 1992, Mr. Weber developed the SkyCom system used by the Company. Mr. Weber has acted as the managing director of SIL since that time.

     MARTIN G. PARAVATO has served as Chief Financial Officer, Treasurer and Secretary of the Company since July 1998. Prior to joining the Company, from 1996 to 1998 Mr. Paravato was Sr. Vice President Finance and Special Projects with Koo Koo Roo, Inc. a public company that owns and operates restaurants. Prior to joining Koo Koo Roo, Mr. Paravato was an audit partner with the international accounting firm of BDO Seidman, LLP specializing in serving publicly held companies. Mr. Paravato has over 25 years experience in public accounting. Mr. Paravato is a CPA and a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. He holds a Bachelor of Science - Business degree from California State University at Northridge, California.

     ANDREW LOVELL joined the Company September 1, 1998 as Chief Operating Officer of SkyNet Worldwide Express. Prior to joining the Company, he was founder, managing director and part owner of a South African company, which is
one of the largest and most successful Members of the SkyNet Network.   Prior to
that, he served as managing director of Sky Couriers, another Network Member. Mr. Lovell has over 18 years experience in the courier delivery and freight forwarding industries and holds a business management diploma from Damelin College in Johannesburg, South Africa.

     NOEL JOHN HOLMES has served as a director of the Company since November 16, 1998. Mr. Holmes is a chartered accountant and has been a partner with Holmes & Partners Pty Ltd., an accounting firm on the Gold Coast, Australia since 1986. Mr. Holmes has over 30 years of public and private accounting experience and is a fellow of the Institute of Chartered Accountants in Australia, the Taxation Institute of Australia and the Australian Institute of Company Directors, among others.

BOARD OF DIRECTORS

     All directors hold office until the next annual meeting of the stockholders and the election and qualification of their successors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

     The Board of Director presently consists of three (3) members. However, in conjunction with the Merger, the Company agreed to maintain a Board of Directors consisting of five (5) members including: (i) a designee of Vincent J. Marold, a former EPLR board member and a principal stockholder of the Company; (ii) two
(2) designees of the Historic Principal Shareholders; (iii) a designee of the disignee under item (i) above who shall be acceptable to the Historic Principal Shareholders; and (iv) an additional designee of the Historic Principal Shareholders who is acceptable to the designee under item (i) above. Mr. Nizic and Mr. Weber are the designees under item (ii) above and Mr. Holmes is the designee under item (iv) above. As of the date of this registration statement, Mr. Marold has not designated the member covered under item (i) above.

MATTERS OF CORPORATE GOVERNANCE

     Until October 13, 2000, the Company's Bylaws require that certain fundamental corporate transactions require the approval of 80% of the members of the Company's Board of Directors. These include (i) any merger, consolidation, sale of all or substantially all of the assets of the Company or a recapitalization involving the Company; (ii) transactions between the Company and any interested party (including all directors, executive officers or persons holding in excess of 5% of the Company's outstanding shares); (iii) any modification to the terms of the Merger or any other agreements entered into in connection with the Merger; (iv) any issuance of shares of the Company's Common Stock, preferred stock or securities exercisable or convertible into shares of the Company's Common Stock or preferred stock equal to or exceeding 10% of the Company's then outstanding shares of Common Stock or voting power; and (v) any amendment to the Company's Bylaws or Certificate of Incorporation. The Historic Principal Shareholders have further agreed not to take any action inconsistent with the foregoing, including voting any shares of the Company's Common Stock to amend the Company's Bylaws or Certificate of Incorporation in a manner inconsistent with the foregoing.

ITEM 6.  EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid to or accrued by the Company's Chief Executive Officer, Chairman of the Board and all other executive officers who earned more than $100,000 (salary and bonus) (the "Named Executive Officers") for all services rendered in all capacities to the Company during the fiscal years ended June 30, 1998, 1997 and 1996:

SUMMARY COMPENSATION TABLE

                                                      Annual                         Long-Term
                                                   Compensation                 COMPENSATION AWARDS
                                             --------------------------         ---------------------
                                                                                 RESTRICTED
   NAME AND PRINCIPAL      Fiscal                              Other Annual        STOCK       OPTIONS/
        Position           Year         Salary       BONUS    COMPENSATION         Awards      SARs (#)
        --------           ----         ------       -----    -------------        ------      --------
Vjekoslav Nizic            1998        $128,863        --          --                --            --(2)
President and Chief        1997        $ 58,692        --          --                --            --
Executive Officer          1996        $ 59,829        --          --                --            --

Christian J. Weber         1998        $199,980     $20,625        --                --            --(3)
Chairman of the Board      1997        $196,350     $48,950        --                --            --
                           1996        $130,350     $69,135        --                --            --

__________________________
(1) With respect to each of the executive officers named in the table, if not separately reported the aggregate amount of perquisites and other personal benefits, securities or property received was less than either $50,000 or 10% of the total annual salary and bonus reported for such executive officer.

(2) Does not reflect 700,000 options granted to Mr. Nizic in conjunction with the Merger.

(3) Does not reflect 700,000 options granted to Mr. Weber in conjunction with the Merger, which were subsequently transferred to one of the Company's principal stockholders.

EMPLOYMENT ARRANGEMENTS

     The Company has employment agreements with each of Messrs. Nizic, Weber and Paravato. Messrs. Nizic and Weber are employed for terms of three (3) years commencing October 14, 1998, at annual base salaries of $175,000 and $200,000, respectively. Mr. Paravato has been employed for a renewable term of one (1) year, commencing October 14, 1998, at an annual base salary of $125,000, subject to a mandatory bonus of $25,000 for fiscal 1999. Each of Messrs. Nizic, Weber and Paravato are entitled to participate in the Company's fringe benefit, bonus, profit-sharing and incentive plans adopted by the Company. They are also entitled to reimbursement for certain Company-related travel expenses, including use of an automobile and related expenses.

     The Company also entered into a consulting agreement with a corporation wholly-owned by Mr. Lovell, pursuant to which such corporation has agreed to provide Mr. Lovell's services to the Company for a term of one year commencing September 1, 1998, at an annual rate of $168,000.

DIRECTORS COMPENSATION

     Directors who are officers of the Company receive no additional compensation for serving on the Board of Directors, other than reimbursement of reasonable expenses incurred in attending meetings. Non-employee directors receive a maximum annual compensation of $2,500, a fee of $500 for each meeting attended and reimbursement of reasonable expenses incurred in attending meetings. All directors are also eligible to participate in the Company's 1998 Stock Incentive Plan.

STOCK INCENTIVE PLAN; OUTSTANDING OPTIONS

     The Company's Board of Directors and stockholders adopted the "SkyNet Holdings, Inc. 1998 Stock Incentive Plan" (the "1998 Plan") during November 1998. The 1998 Plan covers the greater of 1,609,900 or 10% of the total number of shares of the Company's Common Stock outstanding on each December 31, beginning on December 31, 1998, provided, however, that the foregoing formula
                                --------  -------
shall never result in a decrease in the maximum number of shares available under the 1998 Plan. Under its terms, officers, directors, key employees and consultants of the Company are eligible to participate in the 1998 Plan. The 1998 Plan permits: (i) the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code");
(ii) the grant of non-qualified stock options; (iii) the issuance or sale of Common Stock, with or without vesting or other restrictions; (iv) the grant of Common Stock upon the attainment of specified performance goals; and (v) the grant of stock appreciation rights ("SARs"). The 1998 Plan contains certain limitations on the maximum number of Shares of Common Stock that may be awarded to any one individual in any calendar year for the purposes of Section 162(m) of the Code.

     The 1998 Plan is administered by the Board of Directors or a committee consisting of no less than three members designated by the Board of Directors (the "Plan Administrator".) Subject to the provisions of the 1998 Plan, the Plan Administrator has full power and authority to determine, from among the persons eligible for grants or awards under the 1998 Plan: (i) the individuals to whom grants or awards will be made; (ii) the combination of grants or awards to participants; and (iii) the specific terms of each grant or award. Incentive stock options may be granted only to officers or other employees of the Company or its subsidiaries, including members of the Board of Directors who are also employees of the Company or its subsidiaries.

     Incentive stock options granted under the 1998 Plan are exercisable for a period of up to 10 years from the date of grant and at an exercise price that is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the 1998 Plan to a stockholder owning more than 10% of the outstanding Common Stock may not exceed five years and the exercise price of an incentive stock option granted to such a stockholder may not be less than 110% of the fair market value of the Common Stock on the date of the grant. Non-qualified stock options may be granted on terms determined by the Plan Administrator. SARs, which give the holder the privilege of surrendering such rights for the appreciation in the Company's Common Stock between the time of grant and the surrender, may be granted on any terms determined by the Plan Administrator.

     Incentive stock options granted under the 1998 Plan are non-transferable, except upon death, by will or by operation of the laws of descent and distribution, and may be exercised during the employee's lifetime only by the optionee. Under the terms of the 1998 Plan, the aggregate fair market value (determined as of the date of grant) of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all such plans of the Company and any parent and subsidiary corporation of the Company) may not exceed $100,000.

     Options granted under the 1998 Plan may be exercised within 12 months after the date of an optionee's termination of employment by reason of death or disability, or within three months after the date of termination by reason of retirement or voluntary termination approved by the Plan Administrator, but only to the extent the option was otherwise exercisable on the date of termination.

     The 1998 Plan will expire on November 1, 2008, unless terminated earlier by the Board of Directors. The 1998 Plan may be amended by the Board of Directors without stockholder approval, except that, in general, no amendment that increases the maximum aggregate number of shares that may be issued under the 1998 Plan, decreases the minimum exercise price of options provided under the Plan, or changes the class of employees who are eligible to participate in the 1998 Plan, shall be made without the approval of a majority of the stockholders of the Company. None of the above actions, if taken, may adversely affect any right or obligation regarding any grants or awards previously made under the 1998 Plan without the written consent of the recipient. In the event of any changes in the capital structure of the Company, such as a stock dividend or split-up, the Board of Directors must make equitable adjustments to outstanding unexercised awards to that the net value of the award is not changed.

     As of February 28, 1999 options to purchase approximately 920,000 shares of common stock have been granted under the 1998 Plan.

     In connection with the Merger, the Company granted Vjekoslav Nizic and Christian J. Weber options to purchase 700,000 shares of Common Stock at an exercise price of $3.00 per share. The options have a term of five years and are exercisable in full commencing two (2) years from the date of the Merger. Subsequent to the Merger, Mr. Weber transferred his options to one of the Company's principal stockholders. In connection with the Merger, the Company also granted Synergy Group International, Inc., a Company controlled by Vincent
J. Marold, a principal stockholder of the Company, options to purchase 400,000 shares of Common Stock at an exercise price of $3.00 per share. These options have a term of five years and vest in ratable installments over a three year period commencing October 14, 1999. Subsequent to the merger these options were transferred to Mr. Weber.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Waiver of Lock Up, Consent to Sale of Shares and Release from Escrow.

     On February 26, 1999 the Company waived the application of the lock-up provisions of the Merger Agreement in order to permit (i) Christian J. Weber and his affiliates, Deansley Limited and Moontown Ltd., to sell an aggregate of 3,425,879 shares of Common Stock (the "Weber Shares"), (ii) Mr. Nizic to sell 100,000 shares of Common Stock (the "Nizic Shares"), and (iii) Mr. Cathcart to sell 500,000 shares of Common Stock to certain institutional investors in separate privately negotiated transactions. On March 15, 1999, Mr. Nizic sold 400,000 shares of Common Stock (the "Additional Nizic Shares") to his brother in a private negotiated transaction. The Company also consented to the transfer of the Weber Shares, Nizic Shares and Additional Nizic Shares in accordance with the Placement Agent Lock Up Agreement in consideration of the purchasers of such shares being bound by the Placement Agent Lock-Up Agreement which prohibits the transfer or sale of such shares until no later than on or about May 19, 2001. See "Item 4 -Security Ownership of Certain Beneficial Owners and Management -- Restrictions Upon Resale". Finally, the Company released 205,996 of the Weber Shares from escrow.

Extension of Date for Surrender of Shares.

     On February 26, 1999, the Company agreed to extend the deadline for EPLR to raise net proceeds of at least $2.5 million until March 31, 1999. This extended the date on which certain shares of Common Stock held by certain historical stockholders of EPLR, including Vincent J. Marold, a principal stockholder of the Company, will be subject to forfeiture and cancellation.

Issuance of Shares in Cancellation of Indebtedness

     On December 1,1998, the Company issued 335,000 shares of its Common Stock to Pearlgold Pty Ltd, an entity affiliated with Noel Holmes, a director of the Company, in exchange for the cancellation of $670,000 short-term indebtedness.

     On December 1, 1998, the Company issued 162,500 shares of its Common Stock to Andrew Lovell, an officer, in exchange for the cancellation of $325,000 short-term indebtedness.


Transactions with Principal Stockholder

     In October 1998, in connection with the Merger, the Company repaid $100,000 to John Cathcart, a principal stockholder. Mr. Cathcart had advanced these funds to the Company in September 1997 pursuant to a non-interest bearing promissory note. In addition, during the period July 1, 1998, through the date hereof, the Company paid Mr. Cathcart consulting fees amounting to $68,000.


AGREEMENTS WITH OFFICERS AND DIRECTORS

     The Company has entered into employment agreements with Messrs. Nizic, Weber and Paravato and option agreements with Messrs. Nizic and Weber. See "ITEM 6 EXECUTIVE COMPENSATION - EMPLOYMENT ARRANGEMENTS and STOCK INCENTIVE PLAN; OUTSTANDING OPTIONS."

SALE OF SHARES TO PRINCIPAL STOCKHOLDER

     In September 1998, the Company issued 1,030,151 shares of Common Stock to Vincent J. Marold, 100,000 shares to Marold Investment LLC, an entity affiliated with Mr. Marold, and 170,000 shares to immediate family members of Mr. Marold, in a private placement transaction. This offering was undertaken by EPLR prior to the execution and closing of the definitive merger agreement with SkyNet Nevada. At that time Mr. Marold was the sole officer and director of EPLR. These shares were issued on the same terms and conditions as all other shares in such private placement.

ITEM 8.  LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings, although it is involved from time to time in routine litigation incident to its business.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

     The Company's Common Stock is listed for quotation on the OTC Electronic Bulletin Board under the symbol "SKYN" however, the market for such shares is extremely limited. No assurance can be given that a significant trading market for the Company's Common Stock will develop or, if developed, will be sustained. The Company's Common Stock has been eligible for such trading since May 15, 1998.

     The following table sets forth the range of the high and low closing bid prices of the Company's Common Stock during each of the calendar quarters identified below. These bid prices were obtained from the National Quotation Bureau, Inc. and do not necessarily reflect actual transactions, retail markups, mark downs or commissions. The transactions include inter-dealer transactions. Based on the very limited public float and trading in the Company's Common Stock, management of the Company believes that such data is anecdotal and may bear no relation to the true value of the Company's Common Stock or the range of prices that would prevail in a fluid market.


                        1999                 High               Low
                        ----                 ----               ---
               1st Quarter (through
               March 5, 1999)              $7.25             $3.3125

                        1998                 High               Low
                        ----                 ----               ---
               2nd Quarter                    *                  *
               3rd Quarter                 $0.53125          $0.03125
               4th Quarter                 $5.75             $0.03125

* No bids reported

_______________________

     The closing bid price of the Company's Common Stock as of March 5, 1999 was $7.25 per share.

SHARES ISSUABLE UPON EXERCISE OF OPTIONS

     The Company has issued options to purchase an aggregate of 2,492,000 shares of the Company's Common Stock. Options to purchase 1,400,000 shares are subject to vesting commencing October 14, 2000 and 920,000 shares are subject to vesting commencing June 30, 1999. The remaining options to purchase 400,000 shares vest in ratable installments over a three year period commencing October 14, 1999.

SHARES ELIGIBLE FOR PUBLIC RESALE AND REGISTRATION RIGHTS


     As of December 18, 1998, no shares of Common Stock of the Company are eligible for public resale pursuant to Rule 144 promulgated under the Securities Act. The Company has granted shelf registration rights to the holders of approximately 4,785,000 shares of the Company's Common Stock pursuant to which the Company has agreed to register the public reoffer of such shares. This includes 160,000 shares that may be offered by the Historic Principal Shareholders. Management's preliminary plan, which remains subject to change, is to file a registration statement for this purpose shortly after the effective date of this Form 10. In addition, the Company has agreed to grant incidental (piggy-back) registration rights under certain limited circumstances covering the public resale of up the 1,325,500 shares issued in the Private Placement. In the event that the resale of such shares has not been registered under the Securities Act by February 19, 2000, the Company has agreed to file a shelf registration statement to register the public reoffer of such shares.

HOLDERS


     As of March 5, 1999, the number of stockholders of record of the Company's Common Stock was approximately 125, although management believes that there are additional beneficial owners of the Company's Common Stock who own their shares in "street name."

DIVIDENDS

     The Company has not paid any cash dividends to date, and has no intention to pay any cash dividends on its Common Stock in the foreseeable future. The declaration and payment of dividends is subject to the discretion of the Board of Directors and to certain limitations imposed by the General Corporation Law of the State of Delaware. The timing, amount and form of dividends, if any, will depend, among other things, on the Company's results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors.

ITEM 10.   RECENT SALES OF UNREGISTERED SECURITIES

     1. On October 14, 1998, in connection with the Merger, the Company issued 9,901,500 shares of Common Stock to the holders of all outstanding shares of capital stock of SkyNet Nevada and options to certain affiliates to purchase 1,800,000 shares of Common Stock. These securities were issued directly by the Company without payment of any commissions in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section (4)(2) thereof to the following accredited investors:


      Name                                       Number of Shares
      ----                                       ----------------
      John Cathcart                                 2,100,000
      Deansley Limited                              3,152,841
      Fir Construction Pty Ltd                      3,121,023
      Christian J. Weber                              509,397
      Earnest N. Schnesel                             140,000
      Ms. Anne Schnesel                                12,733
      David Schnesel                                   12,733
      Mrs. Jodi Spector-Klein                          12,733
      Mrs. Shan Spector-Keats                          12,733
      Ms. Fran Lefkowitz                               12,733
      Mrs. Stephanie Bower                             31,819
      Ms. Jamie Bank                                   31,819
      Melvyn Ian Smith                                 31,819
      Moontown Limited                                 63,641
      Vjekoslav Nizic                                 203,976
      Swiss Bank fbo Kettering Trust                   35,000
      Dr. Thomas J. Slobig                             13,125
      Arthur Rockert                                    8,750
      Segal Communication, Inc.                         8,750
      Mark Scatterday                                   8,750
      Sandra M. Lindzon                                26,250
      Cathy Graham                                     17,500
      John Scatterday                                   8,750
      Donald S. Lindsay                                 8,750
      Thomas Grant Peterson                             8,750
      Jeff Silverman SEP IRA                            8,750
      Vincent R. Williams                               8,750
      Mike Campbell                                     8,750
      Roger Barrett                                     8,750
      Christopher F. Nelson                            43,750
      Christopher J. Lang                              43,750
      James B. Norman                                  17,500
      Stephen A. McConnell                             17,500
      William H. Fisher                                26,250
      Vincent & Lois Gann Trust                        26,250
      Helen Patricia Smith IRA                         14,875
      George Brooks (MOD Financial Services)           26,250
      Nils and Patricia Selden                         12,250
      Marc Federighi                                   43,750
                                                    ---------
                   Total                            9,901,500
                                                    =========

        Name                                          Number of Options
        ----                                          -----------------
        Vjekoslav Nizic                                   700,000
        Christian J. Weber                                700,000
        Synergy Group International, Inc.                 400,000
                                                        ----------

                        Total                           1,800,000
                                                        ==========


     2. During September 1998, the Company issued and sold an aggregate of 4,625,000 shares of Common Stock raising gross proceeds of $555,000. This offering was undertaken by EPLR prior to the execution and closing of the definitive merger agreement with SkyNet Nevada. At that time EPLR was an inactive Company with no assets or liabilities. Investors in such offering were, therefore, subject to a number of risks and uncertainties, including the material contingencies associated with the execution of the merger agreement and closing of the Merger. These shares were issued directly by the Company without payment of any commissions to the following accredited investors in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and Regulation D promulgated thereunder:

Name                                                   Number of Shares
----                                                   ----------------

Mr. Kim B. Acorn                                          10,000
Claire Behar, Guardian For Bryce Behar                     5,000
Claire Behar, Guardian for Jaclyn Behar                    5,000
Chase Trust                                               25,000
Mr. David Cohen                                           10,000
Jennifer Cohen                                            20,000
Susan Nussbaum Cohen                                      10,000
Mr. Rich Davimos                                          20,000
Mr. Robert Davimos                                        10,000
EBR Investments                                          100,000
Fincord Holding Co.                                      695,000
J. Scott Flasburg                                         10,000
Mr. Philip L. Franckel                                    25,000
John Freedom                                               5,000
Mr. Marvin Gersten                                       100,000
Mr. Martin A. Goldstein                                   10,000
Ms. Aimee Gremmo                                          20,000
Mr. Edward Gurrieri                                       30,000
Mark S. Howells Trust                                     50,000
Mr. Kenneth Kirschenbaum                                 100,000
Larlan Investors Ltd                                     416,667
Mr. Howard Lindzon                                        75,000
Ms. Sandra Lindzon                                       130,000
Mr. Frank Marold                                         150,000
Mr. Franklin Marold                                       20,000
Vincent Marold                                         1,030,151
Marold Investment LLC                                    100,000
Mr. Jonathan Mazinter                                      2,500
Anna Maria Mintz                                          20,000
MCZ Investment Company                                   405,000


Name                                            Number of Shares
----                                            ----------------
Mr. Casey O'Brien                                   20,000
Mr. Tomas Peterson                                  65,000
Mr. John Scott Polson                                2,500
Mr. Jeffrey J. Puglisi                              50,000
Ms. Linda Rufo                                      20,000
Ms. Rosemary SantaMaria                             10,000
Mr. Charles Seavey                                 100,000
Mr. Mike Segal                                      20,000
Mr. Rob Segal                                      130,000
Jose Serrano                                         2,500
Patricia Trish Trust                                20,000
Arnold Hendrik William van Hilton                   10,000
Philip-Jan van Hilton                               10,000
Veracruz Group Limited                             333,182
c/o Bentley Agencies Limited
Wexler & Burkhart                                   35,000
Diane Winston                                       15,000
For Benefit of Elizabeth Cohen
Diane Winston                                       20,000
Custodian For Jarret Cohen
Ms. Diane Gail Winston                             150,000
Mr. David M. Wrenn                                   2,500
                                                 ---------

              Total                              4,625,000
                                                 =========

     3. On December 1, 1998, the Company issued an aggregate 572,500 shares of Common Stock in exchange for the cancellation of $1,125,000 of short-term indebtedness (including accrued interest), of which $670,000 had been collectively advanced to the Company by an entity affiliated with a director. These shares were issued directly by the Company without payment of any commissions to the following accredited investors in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof:



Name                                            Number of Shares
----                                            ----------------
Pearlgold Pty Ltd (affiliated with Noel
Holmes, a director of the Company)                    335,000
Andrew Lovell                                         162,500
Ceceile Klein                                          75,000
                                                      -------

                Total                                 572,500
                                                      =======

     4. On February 19 and March 5, 1999 the Company issued an aggregate of 1,325,500 shares of common stock raising gross proceeds of $2,651,000. Puglisi Howells & Co., a registered/broker dealer, acted as placement agent to the Company pursuant to which it received sales commissions and non-accountable expenses equal to $265,100. The securities were issued to the following accredited investors in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.


Name                                            Number of Shares
----                                            ----------------
Todd and Kay Ziplow                                    25,000
CLS Associates, L.P.                                   50,000
Michael Ohlhausen                                      13,000
Irvine Capital Partners, L.P.                         100,000
Schottenfeld Associates, L.P.                         100,000
Aaron and Cynthia Shenkman                            100,000
Puglisi Capital Partners                              100,000
Bruce Derrick                                         125,000
Delaware Charter Guarantee & Trust Co.                 12,500
Delaware Charter Guarantee & Trust Co.                 12,500
Knut Jensen                                            25,000
Alan and Susan Shaw                                    12,500
Joshua and Chanie Manela                               12,500
Alan and Jan Kelsey                                    25,000
Lindzon Capital Partners                               70,000
Michael and Fran Mallace                                5,000
Brent Richardson                                       50,000
Delaware Charter Guarantee & Trust Co.                 12,500
Ziad M. Sultan Al-Essa                                 25,000
Philip Van Hilten                                      15,000
Dr. Leon Zieter                                        17,500
Mike Campbell and Lorene Hernandez                      5,000
Gibralt US, Inc.                                      125,000
Carolyn Siskin Gordon                                  17,500
Michael G. Rowe                                        25,000
Steve and Marion Elbaum                                50,000
Bank Julius Baer & Co. Ltd. Zurich                     50,000
Sidney Sands (Millworth)                               20,000
Jeffrey J. Puglisi                                    100,000
John Orlando                                           25,000
                                                    ---------

              Total                                 1,325,500
                                                    =========

     5. On March 15, 1999, the Company issued an aggregate of 1,479,415 shares of Common Stock in connection with the acquisition of the operating assets of Fleet Delivery Service. These shares were issued directly by the Company, without payment of any commissions, to the following investors in a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof:


     Name                                       Number of Shares
     ----                                       ----------------
     Nevada Fleet Management, Inc.                  1,358,790
     Nevada Yellow Cab Corporation                    116,875
     Nevada Checker Cab Corporation                     2,500
     Nevada Star Cab Corporation                        1,250
                                                    ---------
                          Total                     1,479,415
                                                    =========


ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Common Stock

     The Company is authorized to issue 50,000,000 shares of Common Stock, $.0001 par value per share, of which 17,424,500 are issued and outstanding as of March 5, 1999.

     Holders of Common Stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Holders of Common Stock have one vote for each share held of record and do not have cumulative voting rights.

     Holders of Common Stock are entitled upon liquidation of the Company to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of Common Stock are not redeemable and have no preemptive or similar rights. All outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

     Within the limits and restrictions provided in the Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, $.0001 par value per share (the "Preferred Stock"), in one or more series, and to fix, as to any such series, the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, conversion rights, voting rights, and any other preference or special rights and qualifications. There are presently no shares of Preferred Stock outstanding.

     Shares of Preferred Stock issued by the Board of Directors could be utilized, under certain circumstances, to make an attempt to gain control of the Company more difficult or time consuming. For example, shares of Preferred Stock could be issued with certain rights that might have the effect of diluting the percentage of Common Stock owned by a significant stockholder or issued to purchasers who might side with management in opposing a takeover bid that the Board of Directors determines is not in the best interest of the Company and its stockholders. The existence of Preferred Stock may, therefore be viewed as having possible anti-takeover effects. A takeover transaction frequently affords stockholders the opportunity to sell their shares at a premium over current market prices. The Board of Directors has not authorized the issuance of any series of Preferred Stock.

DIVIDEND POLICY

     The Company has not paid any cash dividends to date, and has no intention to pay any cash dividends on its Common Stock in the foreseeable future. The declaration and payment of dividends is subject to the discretion of the Board of Directors and to certain limitations imposed by the General Corporation Law of the State of Delaware. The timing, amount and form of dividends, if any, will depend, among other things, on the Company's results of operations, financial condition, cash requirements and other factors deemed relevant by Board of Directors.

Delaware Anti-Takeover Law

     The Company will be governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware (the "GCL"), an anti-takeover
law.   In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with its affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

     The provisions regarding certain business combinations under the GCL could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management. A takeover transaction frequently affords stockholders the opportunity to sell their shares at a premium over current market prices.

TRANSFER AGENT

     The transfer agent for the Company's securities is Stock Trans, Inc., 7 East Lancaster Avenue, Ardmore, Pennsylvania 19003, (610) 649-7300.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation and Bylaws reflect the adoption of the provisions of Section 102(b)(7) of the GCL, which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. The Company's Certificate of Incorporation and Bylaws also provide that the Company shall indemnify any person, who was or is a party to a proceeding by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be or not opposed to the best interests of the Company, in accordance with, and to the full extent permitted by, the GCL. In addition, the Certificate of Incorporation and Bylaws authorize the Company to maintain insurance to cover such liabilities.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issuer.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     See the index at "Item 15. Financial Statements and Schedules."

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     NOT APPLICABLE

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

(a)    Financial Statements
       Consolidated Financial Statements of the Company Skynet
       Holdings, Inc.
       Index to Consolidated Financial Statements                        F-1
       Report of Independent Certified Public Accountants                F-2
       Consolidated Balance Sheets                                       F-3
       Consolidated Statements of Operations                             F-5
       Consolidated Statements of Stockholders Deficiency                F-6
       Consolidated Statements of Cash Flows                             F-7
       Notes to Consolidated Financial Statements                        F-8

       Financial Statements of Acquired Company
       Nevada Fleet Management, Inc.
       Independent Auditor's Report                                      F-19
       Balance Sheets                                                    F-20
       Statements of Operations                                          F-21
       Statements of Shareholders' Equity                                F-22
       Statements of Cash Flows                                          F-23
       Notes to Financial Statements                                     F-24
(b)    Exhibits

    2.1  Agreement and Plan of Merger ("Merger Agreement"), dated as of
         September 28, 1998, among SkyNet Holdings, Inc., EPL Resources
         (Delaware) Corp., Christian J. Weber, Deansley Limited, John E.
         Cathcart, Vjekoslav Nizic and FIR Construction Pty. Ltd          (1)
    2.2  First Amendment to Merger Agreement, dated October 8, 1998       (1)
    3.1  Certificate of Incorporation, as amended                         (1)
    3.2  Certificate of Merger                                            (1)
    3.3  By-Laws                                                          (1)
   10.1  Employment Agreement, dated October 14, 1998, between
         the Company and Vjekoslav Nizic                                  (1)

   10.2  Employment Agreement dated October 14, 1998, between the
         Company and Christian J. Weber                                   (1)

   10.3  Employment Agreement dated October 14, 1998, between the
         Company and Martin Paravato                                      (1)

   10.4  Option to Purchase 700,000 Shares of Common Stock of the
         Company Granted to Vjekoslav Nizic                               (1)
   10.5  Option to Purchase 700,000 Shares of Common Stock of the
         Company Granted to Christian J. Weber                            (1)
   10.6  Option to Purchase 400,000 Shares of Common Stock of the
         Company Granted to Synergy Group International, Inc.
         ("Synergy")                                                      (1)
   10.7  Escrow Agreement, dated October 14, 1998, among the Company,
         Synergy, certain shareholders of Synergy and the Company as
         Escrow Agent                                                     (1)

   10.8  Escrow Agreement, dated October 14, 1998, among the Company,
         Synergy,Vjekoslav Nizic, John E. Cathcart, Christian J. Weber,
         Deansley Limited, Fir Construction Pty Limited, the
         principal shareholders of SkyNet Holdings, Inc.
         and EPL Resources (Delaware) Corp.                               (1)



   10.9  Consulting Agreement dated August 24, 1998 between Tradeserv 94,
         Inc. and the Company                                             (1)

  10.10  The Company's 1998 Stock Incentive Plan.                         (1)

  10.11  Asset Purchase Agreement dated March 11, 1999 by and among
         SkyNet Holdings, Inc., and Fleet Acquisition Corp. as the
         Buyers and Nevada Fleet Management, Inc. as Seller               (1)
  10.12  Vehicle Purchase Agreement dated March 15, 1999 by and among
         SkyNet Holdings, Inc. and Fleet Acquisition Corp. as the
         Buyers and Nevada Yellow Cab Corporation and Nevada Checker
         Cab Corporation and Nevada Star Cab Corporation as Sellers.      (1)

   21.1  Subsidiaries of the Registrant                                   (1)
   27.1  Financial Data Schedule                                          (1)


(1)  Previously filed March 23, 1999 with Form 10.

                                   SIGNATURE
                                   ---------


       Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                           SKYNET HOLDINGS, INC.



Date:  March 30, 1998
                                    By:    /s/ Vjekoslav Nizic
                                           -------------------------------------
                                           Vjekoslav Nizic
                                           President and Chief Executive Officer

                      INDEX TO FINANCIAL STATEMENTS
                      -----------------------------

  Consolidated Financial Statements of the Company
  Skynet Holdings, Inc.

  Report of Independent Certified Public Accountants                     F-2

  Consolidated Financial Statements

  Balance Sheets                                                         F-3

  Statements of Operations                                               F-4

  Statements of Shareholders' Equity (Deficiency)                        F-5


  Statements of Cash Flows                                               F-6

  Notes to Financial Statements                                          F-7


  Financial Statements of Acquired Company
  Nevada Fleet Management, Inc.

  Independent Auditor's Report                                           F-19

  Balance Sheets                                                         F-20

  Statements of Operations                                               F-21

  Statements of Stockholders' Equity                                     F-22

  Statements of Cash Flows                                               F-23

  Notes to Financial Statements                                          F-24

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              --------------------------------------------------




To the Board of Directors and
Stockholders of
SkyNet Holdings, Inc.


We have audited the accompanying consolidated balance sheets of SkyNet Holdings, Inc. and subsidiaries as of June 30, 1997 and 1998 and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SkyNet Holdings, Inc. and subsidiaries as of June 30, 1997 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.

/s/ BDO Seidman, LLP

BDO SEIDMAN, LLP


November 2, 1998
Los Angeles, California

                             SKYNET HOLDINGS, INC.

                         CONSOLIDATED BALANCE SHEETS




                                                                          June 30,
                                                          -------------------------------------         December 31,
                                                                 1997                 1998                  1998
                                                          -------------------------------------      ----------------
                                                                                                        (Unaudited)
ASSETS
CURRENT ASSETS
 Cash and cash equivalents                                $       322,628      $        337,314      $         78,455
 Accounts receivable  trade, net of allowance
    for doubtful accounts of $1,016,921, $734,257
    and $950,769                                                6,824,929             5,646,209             6,025,176
 Receivables -- other                                              92,091                11,009               106,253
 Prepaid expenses and other                                        46,760                66,430               359,583
                                                          -------------------------------------      ----------------
              Total current assets                              7,286,408             6,060,962             6,569,467

PROPERTY AND EQUIPMENT, net (Note 2)                              665,064               704,296               758,891
INTANGIBLE AND OTHER ASSETS, net                                  152,599               120,557               266,051
                                                          -------------------------------------      ----------------
                                                          $     8,104,071      $      6,885,815      $      7,594,409
                                                          =====================================      ================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
 Accounts payable                                         $     6,095,321      $      5,560,712      $      4,243,573
 Bank debt (Note 3)                                             1,466,422               782,012             1,068,690
 Other accrued liabilities                                        507,484               107,514               941,098
 Accrued payroll                                                  230,421               209,368               291,027
 Accrued income taxes                                             435,836                34,993               248,066
 Current portion of long-term debt (Note 4)                        72,615               424,619                78,245
                                                          -------------------------------------      ----------------
           Total current liabilities                            8,808,099             7,119,218             6,870,699
                                                          -------------------------------------      ----------------
 LONG-TERM DEBT, net of current portion (Note 4)                  589,441               452,822               472,658

 STOCKHOLDERS' EQUITY (DEFICIENCY) (Notes 5 & 6)
 Convertible preferred stock, $.001 par value,
  5,000,000 shares authorized; 2,450,000, 2,450,000
  and 0 shares issued and  outstanding
  (liquidation preference $7,000,000)                                 245                   245                    -
 Common stock, $.001 par value, 50,000,000 shares
  authorized; 7,000,000, 7,451,000 and 16,099,000
  shares issued and outstanding                                       700                   745                 1,610


 Additional paid-in capital                                         4,455               402,568             2,046,948
 Foreign currency translation adjustment                           10,296                53,332               107,081
 Accumulated deficit                                           (1,309,165)           (1,148,115)           (1,904,587)
                                                          -------------------------------------      ----------------
           Total stockholders' equity (deficiency)             (1,293,469)             (686,225)              251,052
                                                          -------------------------------------      ----------------
                                                          $     8,104,071      $      6,885,815      $      7,594,409
                                                          =====================================      ================

                    See accompanying notes to consolidated financial statements.

                             SKYNET HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                 Six months ended
                                                         Year ended June 30,                       December 31,
                                          ----------------------------------------------    ----------------------------
                                               1996            1997              1998            1997             1998
                                          ----------------------------------------------    ----------------------------
                                                                                                      (Unaudited)

REVENUES                                  $ 34,404,946    $ 36,151,763      $ 31,838,919    $16,182,102    $ 16,947,089

COST OF SALES                               22,783,806      24,393,228        19,123,468     10,211,596      10,101,814
                                          ----------------------------------------------    ----------------------------

GROSS PROFIT                                11,621,140      11,758,535        12,715,451      5,970,506       6,845,275
                                          ----------------------------------------------    ----------------------------

OPERATING EXPENSES
 Compensation                                6,460,625       6,948,756         7,178,941      3,396,320       3,998,583
 Occupancy costs                               522,483         529,876           660,742        277,394         277,156
 Communication expense                         553,417         615,705           630,221        304,392         375,670
 Other operating expenses                    3,625,893       3,693,705         3,664,570      1,885,182       2,540,416
                                          ----------------------------------------------    ----------------------------

Total operating expenses                    11,162,418      11,788,042        12,134,474      5,863,288       7,191,825
                                          ----------------------------------------------    ----------------------------

INCOME (LOSS) FROM OPERATIONS                  458,722         (29,507)          580,977        107,218        (346,550)

OTHER INCOME (EXPENSE)
 Interest expense                             (106,904)       (169,817)         (199,714)       (95,439)       (162,899)
 Other                                         (33,909)         74,056           (29,809)      (163,244)       (245,723)
                                          ----------------------------------------------    ----------------------------

INCOME (LOSS) BEFORE INCOME TAXES
  AND EXTRAORDINARY INCOME                     317,909        (125,268)          351,454       (151,465)       (755,172)
 Income tax (expense) benefit (Note 7)        (283,633)         85,600          (185,404)       (16,000)         (6,300)
                                          ----------------------------------------------    ----------------------------

INCOME (LOSS) BEFORE EXTRAORDINARY              34,276         (39,668)          166,050       (167,465)       (761,472)
 INCOME

EXTRAORDINARY INCOME (Note 8)                1,263,045               -                 -              -               -
                                          ----------------------------------------------    ----------------------------

NET INCOME (LOSS)                         $  1,297,321    $    (39,668)     $    166,050    $  (167,465)   $   (761,472)
                                          ==============================================    ============================

BASIC INCOME (LOSS) PER COMMON SHARE
 Income (loss) before extraordinary       $       0.01    $      (0.01)     $       0.02    $     (0.02)   $      (0.06)
  income
 Extraordinary income                             0.18               -                 -              -               -
                                          ----------------------------------------------    ----------------------------

 Net income (loss) per share              $       0.19    $      (0.01)     $       0.02    $     (0.02)   $      (0.06)
                                          ==============================================    ============================

BASIC WEIGHTED AVERAGE NUMBER
   OF COMMON SHARES OUTSTANDING              7,000,000       7,000,000         7,346,500      7,059,096      13,410,368
                                          ==============================================    ============================

DILUTED EARNINGS (LOSS) PER COMMON
 SHARE
 Income (loss) before extraordinary       $       0.01    $      (0.01)     $       0.02    $     (0.02)   $      (0.06)
  income
 Extraordinary income                             0.13               -                 -              -               -
                                          ----------------------------------------------    ----------------------------

 Net income (loss) per share              $       0.14    $      (0.01)     $       0.02    $     (0.02)   $      (0.06)
                                          ==============================================    ============================

DILUTED WEIGHTED AVERAGE NUMBER
   OF COMMON SHARES OUTSTANDING              9,450,000       7,000,000         9,796,500       7,059,096     13,410,368
                                          ==============================================    ============================

                    See accompanying notes to consolidated financial statements.

                             SKYNET HOLDINGS, INC

         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)



                                            Convertible                                                 Foreign
                                          Preferred Stock           Common Stock         Additional     Currency
                                      -----------------------    ---------------------    Paid-In      Translation    Accumulated
Description                              Shares       Amount     Shares       Amount       Capital      Adjustment      Deficit
-----------                           ---------------------------------------------------------------------------------------------
BALANCE, July 1, 1995                   2,450,000     $  245    7,000,000      $  700     $   4,455     $   -        $ (2,566,818)

Foreign currency translation
 adjustment                                  -           -           -            -           -          14,403            -

Net income                                   -           -           -            -           -            -            1,297,321
                                      ---------------------------------------------------------------------------------------------

BALANCE, June 30, 1996                  2,450,000        245    7,000,000         700         4,455      14,403        (1,269,497)

Foreign currency translation
 adjustment                                  -           -           -            -           -          (4,107)           -


Net loss                                     -           -           -            -           -            -              (39,668)
                                      ---------------------------------------------------------------------------------------------

BALANCE, June 30, 1997                  2,450,000        245    7,000,000         700         4,455      10,296        (1,309,165)

Sale of common stock (Note 5)                -           -        451,500          45       398,113        -               -

Foreign currency translation
 adjustment                                  -           -           -            -           -          43,036            -


Net income                                   -           -           -            -           -            -              166,050
                                      ---------------------------------------------------------------------------------------------

BALANCE, June 30, 1998                  2,450,000        245    7,451,500         745       402,568      53,332        (1,143,115)

Issuance of stock for debt (Note 6)
       (unaudited)                                                572,500          57     1,144,943        -               -

Adjustment - exchange of stock and
recapitalization (unaudited)           (2,450,000)      (245)   8,075,000         808       499,437        -               -

Foreign currency translation
       adjustment (unaudited)                -           -           -            -           -          53,749            -

Net loss (unaudited)                         -           -           -            -           -            -             (761,472)
                                      ---------------------------------------------------------------------------------------------

Balance, September 30, 1998
 (unaudited)                                 -        $  -     16,099,000      $1,610    $2,046,948    $107,081      $ (1,904,587)
                                      =============================================================================================

                    See accompanying notes to consolidated financial statements.

                             SKYNET HOLDINGS, INC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              (Increase (decrease) in cash and cash equivalents)




                                                                                                 Six months ended
                                                       Years ended June 30,                       December 31,
                                          --------------------------------------------  -----------------------------
                                               1996            1997             1998        1997                1998
                                          --------------------------------------------  -----------------------------
                                                                                                  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)                         $ 1,297,321     $  (39,668)      $  166,050  $   167,465       $  (761,472)
 Adjustments to reconcile net income
  (loss) to net cash provided by (used
   in)
   operating activities:
     Extraordinary income                   (1,263,045)             -                -            -                 -
     Depreciation and amortization             278,479        294,646          237,022       77,159            53,182
 Changes in operating assets and
  liabilities:
     Receivables                            (1,119,315)      (657,974)       1,259,802    1,173,997          (474,211)
     Prepaid expenses and other assets         (10,082)        (7,172)         (19,670)    (336,946)         (293,153)
     Accounts payable                        1,092,869       (596,239)        (534,609)  (1,644,841)       (1,317,139)
     Accrued expenses and other                111,284         21,918         (821,866)    (559,792)        1,237,776
      liabilities
                                           -------------------------------------------  -----------------------------

 Net cash provided by (used in)
    operating activities                       387,511       (984,489)         286,729     (338,304)       (1,555,017)
                                           -------------------------------------------  -----------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of property and equipment           (310,709)      (315,827)        (244,212)     (69,191)         (107,777)
 Other                                          28,328              -                -            -          (145,492)
                                           -------------------------------------------  -----------------------------

 Net cash used in investing activities        (282,381)      (315,827)        (244,212)     (69,191)         (253,269)
                                           -------------------------------------------  -----------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from private placement of
   Common stock                                      -              -          398,158            -           500,000
 Proceeds from issuance of notes                     -              -          288,000            -         1,195,538
 Bank borrowings (repayments)                        -      1,466,422         (684,410)    (377,241)          286,678
 Debt repayments                                     -        (49,572)         (72,615)     410,799          (486,538)
                                           -------------------------------------------  -----------------------------

 Net cash provided by (used in)
    financing activities                             -      1,416,850          (70,867)      35,558         1,495,678
                                           -------------------------------------------  -----------------------------

EFFECT OF FOREIGN CURRENCY
   TRANSLATION ADJUSTMENTS                      14,403         (4,107)          43,036      103,151            53,749
                                           -------------------------------------------  -----------------------------

NET INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS                           119,533        112,427           14,686     (270,786)         (258,859)

CASH AND CASH EQUIVALENTS,
    beginning of period                         90,668        210,201          322,628      322,628           337,314
                                           -------------------------------------------  -----------------------------

CASH AND CASH EQUIVALENTS, end of
 period                                    $   210,201     $  322,628       $  337,314  $    51,842       $    78,455
                                           ===========================================  =============================

         See accompanying notes to consolidated financial statements.

                             SKYNET HOLDINGS, INC.


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the six months ended December 31, 1998 and 1997 is unaudited)



NOTE 1.-  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 THE COMPANY

       SkyNet Holdings, Inc. (the "Company") was incorporated in Nevada on September 16, 1997. The Company was incorporated for the purpose of acquiring the outstanding shares of four companies whose businesses provide international express courier delivery services and freight forwarding services for time sensitive documents and packages to customers throughout the world under the name SkyNet Express.

       On October 1, 1997, the acquisition described above was completed through an exchange of 2,800,000 shares of the Company's common stock and 1,400,000 shares of the Company's preferred stock for all shares of each of the companies acquired. The transaction was accounted for as a reorganization of entities under common control in a manner similar to a pooling of interest, whereby the Company's consolidated financial statements have been restated to include the accounts and operations of the merged companies for all periods presented prior to the merger.

       The Company currently operates (i) through its own courier facilities located in London, Bristol and Manchester, England, Los Angeles and San Francisco, California, New York, New York, and Sydney and Melbourne, Australia and (ii) through the "SkyNet Worldwide Express" network, a global alliance of independent express courier service companies that functions as a worldwide delivery network for its members.



 RECAPITALIZATION

       EPL Resources (Delaware) Corp. ("EPLR") was organized December 15, 1994, under the laws of the State of Florida. EPLR had no operations and was considered a development stage company. EPLR was formed for the purpose of raising capital and acquiring a suitable business opportunity through a merger with, or acquisition of, a private business enterprise seeking to obtain the perceived benefits of being a publicly owned company. During September 1998, EPLR issued and sold an aggregate of 4,625,000 shares of Common Stock raising gross proceeds of $555,000).

       On October 14, 1998 EPLR acquired 100% of the outstanding capital stock of SkyNet Holdings, Inc., a Nevada corporation ("SkyNet Nevada"), in exchange for 9,901,500 shares of EPLR common stock. Concurrent with this transaction, EPLR reincorporated in the State of Delaware and changed its name to SkyNet Holdings, Inc. ("Skynet Delaware").

       For accounting purposes, the acquisition of SkyNet Nevada by SkyNet Delaware has been treated as a reverse acquisition in substance equivalent to the issuance of stock for the net monetary assets of SkyNet Delaware, accompanied by a recapitalization. The historical operating results reflected in the accompanying financial statements are those of SkyNet Nevada as SkyNet Delaware's operations prior to October 14, 1998 were nominal.

 PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances are eliminated.

 UNAUDITED INTERIM FINANCIAL INFORMATION

       The accompanying consolidated balance sheet of the Company as of December 31, 1998 and the related consolidated statements of operations, stockholders' deficiency and cash flows for the six months ended December 31, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim periods and are unaudited; however, in management's opinion, they include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of results for such interim periods. Interim results are not necessarily indicative of results for the full year.

                             SKYNET HOLDINGS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information with respect to the six months ended December 31, 1998 and 1997 is unaudited)


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 ACCOUNTING ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid investments purchased with initial maturities of three months or less to be cash equivalents.

 CONCENTRATIONS OF CREDIT RISKS

  Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash investments and trade receivables. The Company restricts investment of temporary cash investments to financial institutions with high credit standing. Credit risk on trade receivables is minimized as a result of the large number of customers comprising the Company's customer base and their dispersion across different businesses and geographic regions.

  Included in the Company's consolidated balance sheets at June 30, 1998 and 1997, and December 31, 1998 are the net assets (liabilities) of the Company's United Kingdom subsidiary of approximately $410,000, $469,000 and $853,000 and the Company's Australian subsidiary of approximately $212,000, ($230,000) and ($48,000) for the same periods.

 PROPERTY AND EQUIPMENT AND DEPRECIATION

  Property and equipment are recorded at cost and are being depreciated over estimated useful lives of 5 to 7 years using the straight-line method.
Leasehold improvements are recorded at cost and are amortized over the lesser of the estimated useful lives of the property or the lease term using the straight-line method.

 INTANGIBLE ASSETS

  The Company owns the rights to certain trademarks. These assets are being amortized on the straight-line method over 15 years. Amortization expense charged to operations for the years ended June 30, 1996, 1997 and 1998 was $0, $33,721 and $32,042, and $8,000 for each of the six months ended December 31, 1997 and 1998.

                             SKYNET HOLDINGS, INC

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information with respect to the six months ended December 31, 1998 and 1997 is unaudited)


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  IMPAIRMENT OF LONG-LIVED ASSETS

  Statement of Financial Accounting Standards No. 121, "Accounting for the Impariment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", established guidelines regarding when impairment losses on long-lived assets, which include property and equipment and certain identifiable intangible assets, should be recognized and how impairment losses should be measured. The Company periodically reviews such assets for possible impairment and expected losses, if any, are recorded currently.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company has cash, accounts receivable and accounts payable for which the carrying value approximates fair value due to the short-term nature of these instruments.

  The carrying value of bank debt and long-term debt approximates fair value at June 30, 1997, 1998 and December 31, 1998 since these notes substantially bear interest at floating rates based upon the lenders' "prime" rate. The fair value of notes related to the reorganization of a subsidiary under bankruptcy cannot be estimated due to the court mandated nature of the debt.


 REVENUE RECOGNITION

 Revenue for delivery of packages is recognized upon delivery. Revenue from the Skycom system, the Company's package tracking system, is billed monthly and is recorded when billed. For the six months ended December 31, 1998, revenue from Skycom represented approximately 2.0% of revenue.

     Cost of Sales primarily includes charges for Linehaul, Pick-up and Delivery including drivers salaries and other related costs.

 FOREIGN CURRENCY TRANSLATION

 Assets and liabilities of foreign subsidiaries are translated at the current exchange rate at the balance sheet date. Income and expenses are translated at the average exchange rate in effect during the year. Resulting translation adjustments are accumulated as a separate component of stockholders' equity.

 Realized gains and losses related to other foreign currency transactions are reported as income or expense in the current year. Such gains or losses were not material for the years ended June 30, 1996, 1997 and 1998, and for the six months ended December 31, 1997 and 1998.

 INCOME TAXES

 The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." ("SFAS No. 109"). SFAS No. 109 requires the use of the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

                             SKYNET HOLDINGS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the three months ended September 30, 1998 and 1997 is unaudited)

NOTE 1.-  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  NEW ACCOUNTING PRONOUNCEMENTS

  Statement of Financial Accounting Standards No. 128, "Earnings Per Share," ("SFAS 128") is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The statement requires restatement of all prior period earnings per share (EPS) data presented. The new standard requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The Company adopted SPAS 128 for the year-end June 30, 1998 and for prior years as presented in the accompanying financial statements. Adoption of this standard did not result in a restatement of prior periods EPS data.

  Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("SFAS 129") is effective for financial statements ending after December 15, 1997. SFAS 129 reinstates various securities disclosure requirements previously in effect under Accounting Principles Board Opinion No. 15, which has been superseded by SFAS 128. The Company adopted SFAS 129 on June 30, 1998, and it did not have any effect on its consolidated financial position or results of operations.

  Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") is effective for financial statements with fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. This standard was adopted during fiscal 1999.

  Statement of Financial Accounting Standards No. 131, "Disclosure about Segment of an Enterprise and Related Information" ("SFAS 131"), is effective for financial statements with fiscal years beginning after December 15, 1997. The new standard requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and condensed financial statements of interim periods issued to stockholders. It also requires that public business enterprises report certain information about their products issued to stockholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. The Company does not expect adoption of SFAS 131 to have a material effect, if any, on its consolidated financial position or results of operations.

  Statement of Financial Accounting Standards No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits, ("SFAS 132") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. The Company does not expect adoption of SFAS 132 to have a material effect, if any, on its financial position or results of operations.

  Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, ("SFAS 133") issued by the FASB is effective for financial statements with fiscal years ending June 15, 1999 and later. SFAS 133 establishes accounting and reporting standards for derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. The Company does not expect adoption of SFAS 133 to have a material effect, if any, on its financial position or results of operations.

  Statement of Financial Accounting Standards No. 134, Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale By A Mortgage Banking Enterprise, ("SFAS 134") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1998. SFAS 134 amends SFAS No. 65, Accounting for Certain mortgage Banking Activities, which establishes accounting and reporting standards for certain activities of mortgage banking enterprises and other enterprises that conduct operations which are substantially similar to the primary operations of a mortgage banking enterprise. The Company does not expect adoption of SFAS 134 to have a material effect, if any, on its financial position or results of operations.

                             SKYNET HOLDINGS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the six months ended December 31, 1998 and 1997 is unaudited)

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share of common stock is computed by dividing net
earnings (loss) by the weighted average number of common shares.    Diluted
earnings per share is computed based on the weighted average number of shares of common stock and dilutive securities outstanding during the period. Dilutive securities are options that are freely exercisable into common stock at less than market exercise prices, the convertible debentures (after giving retroactive effect to the elimination of interest expense, net of tax) and convertible preferred stock. Dilutive securities are not included in the weighted average number of shares when the inclusion would increase the earnings per share or decrease the loss per share.

                                                                           Years ended June 30,
                                                              ---------------------------------------------
                                                                   1996            1997            1998
                                                              ---------------------------------------------
BASIC EARNINGS (LOSS) PER COMMON SHARE:
   NUMERATOR
       Income (loss) before extraordinary income              $     34,276    $    (39,668)  $      166,050
       Extraordinary income                                      1,263,045               -                -
                                                              ---------------------------------------------
       Net earnings (loss) available to common
        shareholders                                          $  1,297,321    $    (39,668)  $      166,050
                                                              =============================================
  DENOMINATOR
      Weighted average common shares outstanding                 7,000,000       7,000,000   $    7,346,500
                                                              =============================================

  PER SHARE AMOUNTS
      Basic earnings (loss) before extraordinary income       $       0.01    $      (0.01)  $         0.02
      Extraordinary income                                            0.18               -                -
                                                              ---------------------------------------------

      Basic earnings (loss)                                   $       0.19    $      (0.01)  $         0.02
                                                              =============================================

DILUTED EARNINGS (LOSS) PER COMMON SHARE:
   NUMERATOR
      Income (loss) before extraordinary income               $     34,276    $    (39,668)  $      166,050
      Extraordinary income                                       1,263,045               -                -
                                                              ---------------------------------------------

      Net earnings (loss) available to common shareholders    $  1,297,321    $    (39,668)  $      166,050
                                                              =============================================

   DENOMINATOR
      Weighted average common shares outstanding                 7,000,000       7,000,000        7,346,500
      Effect of dilutive securities:
            Convertible preferred stock outstanding              2,450,000               -        2,450,000
                                                              ---------------------------------------------

      Weighted average common shares and assumed
          conversions outstanding                                9,450,000       7,000,000        9,796,500
                                                              =============================================

PER SHARE AMOUNTS
      Diluted earnings (loss) before extraordinary income     $       0.01    $      (0.01)  $         0.02
      Extraordinary income                                            0.13               -                -
                                                              ---------------------------------------------

      Diluted earnings (loss)                                 $       0.14    $      (0.01)  $         0.02
                                                              =============================================

                             SKYNET HOLDINGS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the six months ended December 31, 1998 and 1997 is unaudited)

NOTE 2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of:

                                                                       June 30,
                                                         ----------------------------------       December 31,
                                                               1997                1998               1998
                                                         ==================================    =================

Leasehold improvements                                   $       212,941      $     193,494    $         200,992
Computer equipment                                               926,780          1,162,905            1,195,737
Furniture, fixtures and equipment                                596,572            668,709              705,280
Transportation equipment                                         170,294             67,723               98,599
                                                         ----------------------------------    -----------------
                                                               1,906,587          2,092,831            2,200,608
Less accumulated depreciation and amortization                 1,241,523          1,388,535            1,441,717
                                                         ----------------------------------    -----------------

Net property and equipment                               $       665,064      $     704,296    $         758,891
                                                         ==================================    =================

NOTE 3.  BANK DEBT

  A foreign subsidiary of the Company has a financing agreement with a bank in London. The agreement provides borrowing for the subsidiary based on 75% of customer receivables less than 90 days old up to a maximum of $1,700,000. The subsidiary pays an administrative charge of .2% plus interest at the bank's base rate plus 2.25% (10.0% at June 30, 1998). Borrowings under the agreement amounted to $1,466,422 and $782,012 at June 30, 1997 and 1998 and $1,068,690 at
December 31, 1998.

NOTE 4.  LONG-TERM DEBT

     Long-term debt consists of:

                                                                            June 30,
                                                                 ---------------------------        December 31,
                                                                      1997            1998             1998
                                                                 ===========================     ================
Promissory notes, payable in monthly payments
  with an interest rate of 18%, due June 2004                    $   250,000     $   350,000     $        250,000

Creditors debt, non-interest bearing debt, payable
  in annual installments, maturing June 2001                         100,000         100,000              100,000

Internal Revenue Service debt, payable in sixty equal
  Monthly principal and interest payments of $4,511
  with interest charged at 8.0%, due May 2001                        179,880         138,649              116,767

California State Employment Development Department debt,
 payable in sixty equal monthly principal and interest
 payments of $3,402 with interest charged at 8.0%, due               132,176         100,792               84,136
 April 2001



Bridge financing, all principal and interest due at
 maturity                                                                  -         188,000                    -
  with interest charged at 24%, due September 1998
                                                                 ---------------------------     ----------------

                                                                     662,056         877,441              550,903
Amount due within one year                                           (72,615)       (424,619)             (78,245)
                                                                 ---------------------------     ----------------

Total long-term debt                                             $   589,441     $   452,822              472,658
                                                                 ===========================     ================

                             SKYNET HOLDINGS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the six months ended December 31, 1998 and 1997 is unaudited)


NOTE 4.  LONG-TERM DEBT (CONTINUED)

 Annual maturities of long-term obligations as of June 30, 1998 are as follows:



Years ending June 30,                                                  Amount
                                                                    -----------

 1999                                                              $   424,619
 2000                                                                  150,575
 2001                                                                  189,915
 2002                                                                   64,906
 2003                                                                   47,426
                                                                   -----------

                                                                   $   877,441
                                                                   ===========



NOTE 5. PRIVATE PLACEMENTS

  During December 1997, the Company completed a private placement of 258,000 shares of its common stock at $2.00 per share. The Company received net proceeds of $398,158 after deducting offering costs of $117,842.

  On December 9, 1998, the Company signed a letter of intent with a Placement Agent for the purpose of offering (the "Offering") up to 2,000,000 shares of Common Stock, par value $.0001 per share (the "Shares"), at a purchase price of $2.00 per Share on a "best efforts, 1,000,000 Shares or none" basis. If the sale of 1,000,000 shares of Common Stock at $2.00 per share is consummated the Company will receive estimated net proceeds (after offerings cost) of approximately $1,710,000. If 2,000,000 shares are sold, the Company will receive estimated net proceeds (after offering costs) of approximately $3,505,000. The Company intends to use the net proceeds of the Offering for general working capital and general corporate purposes, primarily to finance the Company's business plan which includes an acquisition and consolidation strategy.

  On February 19 and March 5, 1999, the Company conducted closings with respect to the Private Placement resulting in the issuance of an aggregate of 1,325,500 shares of Common Stock which generated net proceeds (after offering costs of approximately $441,000) of approximately $2,210,000. The Company intends to use the net proceeds of the Private Placement for general working capital and general corporate purposes, primarily to finance the Company's business plan which includes an acquisition and consolidation strategy.

NOTE 6. DEBT CONVERSION

  During the six months ended December 31, 1998, the Company received proceeds from short-term notes of $950,000. In addition, on October 14 and November 30, 1998, the Company received proceeds from short-term borrowings in the amount of $245,000 from a corporate officer. The proceeds of the above noted borrowings were used to repay existing outstanding indebtedness of $298,000 with the balance added to working capital.

  On December 1, 1998, outstanding indebtedness described above of $1,145,000, including accrued interest was converted by the holders into 572,500 shares of the Company's common stock. Of these shares, 495,000 were issued to related parties.

NOTE 7.  INCOME TAXES

  The income tax provision (benefit) in the consolidated statement of operations consists of the following components:

                                                                                June 30,
                                                          ---------------------------------------------------
                                                               1996               1997               1998
                                                          ---------------------------------------------------
Current
Federal                                                 $           -        $        -         $         -
State                                                               -                 -                   -
Foreign                                                       283,633           (85,600)            185,404
                                                          ---------------------------------------------------

                                                              283,633           (85,600)            185,404
                                                          ---------------------------------------------------

Deferred
     Federal                                                        -                 -                   -
     State                                                          -                 -                   -
     Foreign                                                        -                 -                   -
                                                          ---------------------------------------------------

                                                                    -                 -                   -
                                                          ---------------------------------------------------

Total                                                     $   283,633      $    (85,600)        $   185,404
                                                          ===================================================

                             SKYNET HOLDINGS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the six months ended December 31, 1998 and 1997 is unaudited)


NOTE 7.  INCOME TAXES (CONTINUED)

 Deferred tax assets net included in the consolidated balance sheets are as follows:

                                                                                    June 30,
                                                                    -------------------------------------
                                                                           1997                  1998
                                                                    -------------------------------------

Temporary differences resulting in future deductible amounts        $       340,534       $       184,842
Federal net operating loss carryforwards                                    352,455               459,407
State net operating loss carryforwards                                       62,198                83,802
                                                                    -------------------------------------
Deferred tax assets                                                         755,187               728,051

Deferred tax liability                                                       (3,535)               (6,198)
Valuation allowance                                                        (751,652)             (721,853)
                                                                    -------------------------------------

Deferred tax assets - net                                           $             -       $             -
                                                                    =====================================

  At June 30, 1998 and 1997, management provided a 100% valuation allowance against the net deferred tax asset due to the indeterminate nature of the Company's ability to realize this deferred asset.

  Reconciliations of the provision for income taxes to the expected income tax based on the statutory rates are as follows:

                                                                                  June 30,
                                                              -----------------------------------------------
                                                                  1996              1997              1998
                                                              -----------------------------------------------

Provision (benefit)   Federal statutory rate                  $   108,089     $     (42,713)          119,494
Increase (decrease) in income tax resulting from
     foreign taxes                                                175,544           (42,887)           65,910
                                                              -----------------------------------------------
                                                              $   283,633     $     (85,600)          185,404
                                                              ===============================================

  At June 30, 1998, the Company has approximately $1.4 million of federal net operating loss carryovers (expiring through 2013) and approximately $1.3 million of state net operating loss carryovers (expiring through 2013) which may be available to reduce future taxable income. Among potential adjustments which may reduce available loss carryforwards, the Internal Revenue Code of 1986, as amended ("IRC"), reduces the extent to which net operating loss carryforwards may be utilized in the event there has been an "ownership change" of a company as defined by applicable IRC provisions.

  The Company believes that such a change may have occurred in 1997 and intends to analyze the impact of such transfers on the continued availability, for tax purposes, of the Company's net operating losses incurred through June 30, 1998. Future ownership changes, as defined by the IRC, may reduce the extent to which any net operating losses may be utilized.

  Income taxes have been provided for foreign operations based upon the various tax laws and rates of the countries in which the Company's operations are conducted. There is no direct relationship between the Company's overall foreign income tax provision and foreign pre-tax book income due to the different methods of taxation used by countries throughout the world.

                             SKYNET HOLDINGS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the six months ended December 31, 1998 and 1997 is unaudited)


NOTE 7.  INCOME TAXES (CONTINUED)

  Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $48,000 at June 30, 1998. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for United States federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both United States income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred United States income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

NOTE 8.  EXTRAORDINARY INCOME

  During 1995, one of the Company's subsidiaries filed for protection under the bankruptcy laws of the State of California. In connection with the Plan of Reorganization, approved by the court in August 1996, certain indebtedness of the subsidiary was discharged by the court. Accordingly, the subsidiary recognized extraordinary income in the amount of $1,263,045 during the fiscal year ended June 30, 1996.

NOTE 9.  COMMITMENTS AND CONTINGENCIES

  The Company leases its facilities under noncancellable operating leases, which expire at various dates through July 2016.

  Future minimum payments, by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more consist of the following at June 30, 1998:

                                                             Operating
Year                                                           Leases
                                                           --------------

 1999                                                    $      560,148
 2000                                                           500,349
 2001                                                           357,480
 2002                                                           357,480
 2003                                                           354,060
 Thereafter                                                   2,480,358
                                                           --------------

Total minimum lease payments                             $    4,609,875
                                                           ==============

  Rent expense for the fiscal years ended June 30, 1996, and 1997 and 1998 amounted to $522,483, $529,876 and $660,742.

   In October 1998, three executive officers signed employment agreements for periods ranging from one to three years and providing for aggregate annual compensation of approximately $500,000, plus benefits. In addition, five-year options to purchase an aggregate of 1,400,000 shares of restricted common stock at an exercise price of $3.00 per share were issued to two executive officers. Five-year options to purchase 400,000 shares of restricted common stock at an exercise price of $3.00 per share were issued to a principal stockholder.

                             SKYNET HOLDINGS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the six months ended December 31, 1998 and 1997 is unaudited)


NOTE 10.  SUPPLEMENTAL CASH FLOW INFORMATION

 Cash paid for interest and income taxes was as follows:

                                                      June 30,                             December 31,
                                    -------------------------------------------    ---------------------------
                                            1996           1997            1998           1997            1998
                                    -------------------------------------------    ---------------------------
Interest                            $    105,430    $   165,638    $    191,112    $    98,006    $    114,996
Income taxes                             184,232              -         230,487        147,042          26,756
                                    ===========================================    ===========================

                             SKYNET HOLDINGS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the six months ended December 31, 1998 and 1997 is unaudited)




NOTE 11.  RELATED PARTY TRANSACTIONS

  During September 1997, a major shareholder loaned the Company $100,000 in the form of a non-interest bearing demand note. The note was repaid from proceeds in connection with the merger described in Notes 1 and 10. During the year ended June 30, 1998, the Company paid a major shareholder consulting fees amounting to $10,000.

NOTE 12.  COMPREHENSIVE INCOME

 The components of comprehensive income (loss), net of tax, are as follows:


                                                       June 30,                             December 31,
                                    --------------------------------------------    ---------------------------
                                         1996            1997            1998           1997            1998
                                    --------------------------------------------    ---------------------------
Net income (loss)                   $  1,297,321    $   (39,668)     $  166,050    $  (167,465)   $ (761,472)

Foreign currency translation
  adjustments                             14,403         (4,107)         43,036        103,151        53,749
                                    -------------------------------------------     ---------------------------

Comprehensive income (loss)         $  1,311,724    $   (43,775)     $  209,086    $   (64,314)  $  (707,723)
                                    ============================================   ============================

                             SKYNET HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to the six months ended December 31, 1998 and 1997 is unaudited)

NOTE 13.  GEOGRAPHIC INFORMATION

      The Company operates in one principal industry segment: the delivery of time sensitive documents and packages. A summary of the Company's geographic information is presented below:


                                              United
                                              States              Europe           Australia             Total
                                            ---------------------------------------------------------------------
Net Sales to Customers         1998         $5,962,396         $21,250,613         $4,625,910         $31,838,919
                               1997          7,597,883          24,079,365          4,474,515          36,151,763
                               1996          7,714,977          22,661,783          4,028,186          34,404,946

Operating Income (Loss)        1998           (384,849)            630,936            334,890             580,977
                               1997            107,664            (381,347)           244,176             (29,507)
                               1996           (341,921)            701,310             99,333             458,722

Identifiable Assets            1998            882,250           5,066,925            936,640           6,885,815
                               1997            918,546           6,199,922            985,603           8,104,071
                               1996          1,102,830           5,502,766            699,721           7,305,317

NOTE 14.  VALUATION AND QUALIFYING ACCOUNTS

                                            Balance at            Charged to         Write-offs         Balance at
                                            beginning of          costs and           against             end of
      Description                             period              expenses            reserve             period
                                            -----------------------------------------------------------------------
Allowance for possible losses
   Year ended June 30,
          1998                              $1,016,921            $400,955          $(683,619)         $734,257
          1997                                 999,506             329,841           (312,426)        1,016,921
          1996                                 808,447             246,170            (55,111)          999,506

Note 15. SUBSEQUENT EVENT (Unaudited)

     On March 15, 1999, the Company acquired the operating assets of Nevada Fleet Management, Inc. dba Fleet Delivery Service ("Fleet"), a regional courier company which provides air and ground delivery services in Nevada, Washington and Oregon, primarily to the banking industry. The Company issued 1,479,415 shares of Common Stock as consideration for the acquisition. Fleet has annual revenue of approximately $13 million, 450 employees and more than 200 delivery vehicles. The assets acquired include: receivables, delivery vehicles, equipment, refundable deposits, licenses, administrative material and equipment, records and documents, and all personal property used in the operation of the business. The Company also assumed approximately $300,000 in liabilities relating to the acquisition. The Company accounted for the acquisition using the purchase method of accounting with the assets acquired and liabilities assumed recorded at fair values, and the results of the acquired business will be included in the Company's consolidated financial statements from the closing date of the acquisition.

                                [LETTERHEAD OF]

                            MCGLADREY & PULLEN, LLP
                            -----------------------
                 Certified Public Accountants and Consultants


                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Nevada Fleet Management, Inc.
Las Vegas, Nevada

We have audited the accompanying balance sheets of Nevada Fleet Management, Inc. dba Fleet Delivery Service as of December 31, 1998 and 1997 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nevada Fleet Management, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As disclosed in Note 1 to the financial statements, there has been a change in reporting entity from the prior year.


/s/ McGladrey & Pullen, LLP
Las Vegas, Nevada
January 11, 1999

NEVADA FLEET MANAGEMENT, INC.
dba Fleet Delivery Service


BALANCE SHEETS
December 31, 1998 and 1997


ASSETS                                                   1998          1997
------------------------------------------------------------------------------
 Cash                                                $   382,446   $   403,185
 Accounts receivable, less allowance for doubtful
  accounts 1998 $71,412 and 1997 $76,652               1,095,377     1,021,243
 Due from related party (Note 6)                          68,625        25,325
 Other assets (Note 2)                                    75,733        87,783
                                                     -------------------------
           Total current assets                        1,622,181     1,537,536

 Vehicles and equipment, net (Note 3)                    203,110       295,724
 Deposits                                                 19,840        28,488
                                                     -------------------------
                                                     $ 1,845,131   $ 1,861,748
                                                     =========================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------


Liabilities:
  Accounts payable                                   $   146,923   $   462,025
  Accrued expenses (Note 4)                              545,491       623,219
  Accident claim liability (Note 5)                      515,000       606,000
  Due to related party (Note 6)                          344,944            -
                                                     -------------------------
           Total current liabilities                   1,552,358     1,691,244


Commitments and Contingencies (Notes 5 and 9)


Stockholders' Equity
    Common stock, no par value, 2,500 shares
     authorized, 1,500 shares issued and
     outstanding                                     $     6,000         6,000
    Additional Paid-in Capital                        10,689,879    10,635,879
    Accumulated Deficit                              (10,403,106)  (10,471,375)
                                                   ---------------------------
                                                         292,773       170,504
                                                   ---------------------------
                                                     $ 1,845,131   $ 1,861,748
                                                   ===========================



See Notes to Financial Statements.

NEVADA FLEET MANAGEMENT, INC.
dba Fleet Delivery Service

STATEMENTS OF OPERATIONS
Years Ended December 31, 1998 and 1997




                                                                    1998              1997
-------------------------------------------------------------------------------------------------
Courier revenue                                                  $13,501,266        $13,024,519
Record retention revenue                                             130,148            104,824
                                                               ----------------------------------
    Total revenue                                                 13,631,414         13,129,343
                                                               ----------------------------------
Operating expenses
  Operating, including $166,179 and $649,550 incurred to a
   related party in 1998 and 1997, respectively (Note 6)          11,538,951          12,080,083
  General and administrative, including rent paid to
  stockholders of $14,400 in 1998 and 1997                         1,912,221           2,384,811
  Depreciation and amortization                                       87,191             102,514
  Shop and garage                                                      3,855              21,381
                                                               ----------------------------------
    Operating expenses                                            13,542,218          14,588,789
                                                               ----------------------------------

    Operating income (loss)                                           89,196         (1,459,446)

Nonoperating income (expense):
  Interest income                                                      4,028                269
  Loss on disposition of assets                                       (3,862)           (23,832)
  Interest expense, including $14,000 and $363,658, incurred
   to related parties in 1998 and 1997, respectively (Note 6)        (21,093)          (367,848)
                                                                ----------------------------------
    Net income (loss)                                            $    68,269        $(1,850,857)
                                                                ==================================

Proforma net income (unaudited):
  Historical income before income taxes                          $    68,269
  Proforma provision for taxes                                        26,657
                                                                 -----------
  Proforma net income                                            $    41,612
                                                                 ===========

Proforma net income per share, basic and diluted                 $     27.74
                                                                 ===========
Weighted average shares outstanding, basic and diluted                 1,500
                                                                 ===========

See Notes to Financial Statements.

NEVADA FLEET MANAGEMENT, INC.
dba Fleet Delivery Service

STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1998 and 1997

                                                                              Additional
                                                     Common Stock               Paid-in        Accumulated
                                                Shares          Amount          Capital          Deficit          Total
--------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                    1,500           $6,000        $ 5,025,000     $ (8,620,518)   $(3,589,518)

 Stockholder contributions                         -                -           5,610,879               -       5,610,879

 Net loss                                          -                -                  -        (1,850,857)    (1,850,857)
                                           -------------------------------------------------------------------------------

Balance at December 31, 1997                    1,500            6,000         10,635,879      (10,471,375)       170,504

 Stockholder contributions                         -                -              54,000               -          54,000

 Net income                                        -                -                  -            68,269         68,269

                                           -------------------------------------------------------------------------------
Balance at December 31, 1998                    1,500           $6,000        $10,689,879     $(10,403,106)   $   292,773
                                           ===============================================================================

See Notes to Financial Statements.

NEVADA FLEET MANAGEMENT, INC.
dba Fleet Delivery Service

STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1998 and 1997


                                                                        1998             1997
---------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Cash received from courier revenue                             $   13,557,280      $   14,924,989
  Cash paid to suppliers and employees                              (13,562,515)        (14,450,927)
  Interest received                                                       4,028                 269
  Interest paid                                                         (21,093)           (367,848)
                                                                 -----------------------------------
             Net cash provided by (used in) operating
              activities (Note 7)                                       (22,300)            106,483
                                                                 -----------------------------------
Cash Flows from Investing Activities
  Proceeds from sale of vehicles and equipment                            2,661                 300
  Purchase of vehicles and equipment                                     (1,100)            (39,611)
                                                                 -----------------------------------
            Net cash provided by (used in) investing activities           1,561             (39,311)
                                                                 -----------------------------------
Cash Flows from Financing Activities,
  principal payments on notes payable                                         -             (8,981)
                                                                 -----------------------------------
            Net increase (decrease) in cash                             (20,739)            58,191
Cash
  Beginning                                                             403,185            344,994
                                                                 -----------------------------------
  Ending                                                          $     382,446      $     403,185
                                                                 ===================================

Supplemental Schedule of Noncash Investing and Financing Activities

Due to related party recorded as additional paid-in capital       $      54,000      $   5,610,879
                                                                 ===================================

See Notes to Financial Statements.

NEVADA FLEET MANAGEMENT, INC.
dba Fleet Delivery Service

NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

Note 1. Nature of Business and Significant Accounting Policies

Nature of business
------------------

Nevada Fleet Management, Inc. dba Fleet Delivery Services, (the Company), a Nevada corporation, operates principally as a courier service in Nevada, California, Oregon, Utah, Arizona and Washington. The Company closed their Utah operation during 1998. The Company also provides record retention storage facilities in Nevada. Segment information is not presented since all of the Company's revenue is attributed to a single reportable segment.

Change in reporting entity
--------------------------

In the prior year, the Company's financial statements were presented on a combined basis with Nevada Yellow Cab Corporation, Nevada Checker Cab Corporation and Nevada Star Cab Corporation. Management has elected to present the Company's financial statements on a stand-alone basis in the current year.

A summary of the Company's significant accounting policies follows:

Use of estimates in the preparation of financial statements
-----------------------------------------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. A significant estimate which is particularly susceptible to change in a short period of time includes the determination of the accident claim liability. Actual results could differ from those estimates.

Cash
----

At various times throughout the year, the Company maintained cash balances at financial institutions that exceeded federally insured limits.

Vehicles and equipment
----------------------

Vehicles and equipment are stated at cost. Depreciation and amortization are provided by the straight-line method over the following estimated useful lives.
                                                            Years
                                                            -----
      Vehicles                                               5-6
      Automotive radios and equipment                        7-10
      Furniture, fixtures and equipment                      7-10
      Leasehold improvements                                 7

Improvements to leased property are amortized over the lesser of the life of the lease or the life of the improvements.

NEVADA FLEET MANAGEMENT, INC.
dba Fleet Delivery Service

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.  Nature of Business and Significant Accounting Policies (continued)

Revenue recognition
-------------------

Revenue is recognized upon delivery.

Income tax
----------

The Company, with the consent of its stockholders, has elected to be taxed under sections of the federal income tax laws which provide that, in lieu of corporation income taxes, the stockholders separately account for their pro rata shares of the Company's items of income, deduction, losses and credits. Therefore, these financial statements do not include any provision for corporate income taxes.

Concentration of credit risk
----------------------------

The Company has a major customer representing approximately 27% and 22% of revenue for the years ended December 31, 1998 and 1997, respectively. During the years December 31, 1998 and 1997 revenues and trade receivables from this customer amounted to approximately $3,624,000 and $2,828,000 and $178,000 and $334,000, respectively.

Reclassification of certain expenses
------------------------------------

Certain amounts for the year ended December 31, 1997 have been reclassified, with no effect on net income, to be consistent with the classifications adopted for the year ended December 31, 1998.

Pro forma income taxes and earnings per share
---------------------------------------------

The pro forma statement of operations information included in these financial statements is to show what the significant effects might have been on the 1998 historical statements of operations had the Company not been treated as an S corporation for income tax purposes. The pro forma information reflects a provision for income taxes at an effective rate of 39%. The pro forma net income per share is based on the weighted average number of shares of common stock outstanding during the period.

Fair value of financial instruments
-----------------------------------

The carrying amounts of due to and due from related parties are considered to approximate fair value because the interest rates either approximate market interest rates or the estimated fair values using current market rates are not materially different from their carrying values.

NEVADA FLEET MANAGEMENT, INC.
dba Fleet Delivery Service

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Note 2.  Other Assets

Other assets consist of the following at December 31:

                                                                          1998                   1997
                                                                      ---------------------------------
Prepaid expenses                                                      $  66,515              $  76,229
Other receivables                                                         9,218                 11,544
                                                                      ---------------------------------
                                                                      $  75,733              $  87,783
                                                                      =================================

Note 3.  Vehicles And Equipment

Vehicles and equipment consist of the following at December 31:

                                                                          1998                   1997
                                                                      ---------------------------------
Vehicles                                                              $ 245,642              $ 245,642
Automotive radios and equipment                                         350,463                364,030
Furniture, fixtures and equipment                                        79,462                 78,364
Leasehold improvements                                                   48,071                 48,071
                                                                      ---------------------------------
                                                                        723,638                736,107
Less accumulated depreciation and amortization                         (520,528)              (440,383)
                                                                      ---------------------------------
                                                                      $ 203,110              $ 295,724
                                                                      =================================

Note 4.  Accrued Expenses

Accrued expenses consist of the following at December 31:

                                                                          1998                   1997
                                                                      ---------------------------------
Accrued salaries                                                      $210,180               $239,288
Accrued vacation                                                        56,452                 90,811
Other                                                                  278,859                293,120
                                                                      --------------------------------
                                                                      $545,491               $623,219
                                                                      ================================

NEVADA FLEET MANAGEMENT, INC.
dba Fleet Delivery Service

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 5.  Accident Claim Liability

The Company is involved in various claims and lawsuits resulting from injuries and damages arising from vehicle accidents wherein substantial amounts are claimed. The Company handles and settles smaller claims internally. Claims and litigation with larger potential losses are referred to outside counsel. The Company maintains insurance for claims but is generally self-insured for the first $100,000. The Company has recorded approximately $515,000 and $606,000 at December 31, 1998 and 1997, respectively, for the aggregate amount of estimated losses from these known claims. This estimate is based on a range from counsel on the larger claims and management's assessment and experience with smaller claims. The upper end of the range of estimated loss is not reasonably determinable.

Note 6.  Related Party Balances and Transactions

The Company has entered into various transactions with the stockholders and a company which is related by common ownership and management as disclosed below.

Due from related party consists of amounts due from Star Transit (Star), a company affiliated through common ownership, for various operating expenses. At December 31, 1998 and 1997, the amount due from Star is $68,625 and $25,325, respectively.

Due to related party consists of amounts due to Nevada Yellow Cab Corporation
(YCC) for the payment of general operating expenses by YCC on behalf of the Company. At December 31, 1998 and 1997, the amount due to YCC for these expenses is $344,944 and $0, respectively. The amount due to related party accrues interest at 6% per year. Included in interest expense is approximately $14,000 and $43,000 payable to YCC for the years ended December 31, 1998 and 1997, respectively.

Interest expense also includes $0 and $320,658 for the years ended December 31, 1998 and 1997, respectively, payable to the stockholders.

In addition to YCC paying operating expenses on behalf of the Company, YCC provides management services to the Company. Additionally, management entered into an operating lease with YCC on January 7, 1995, whereby the Company leases 225 vehicles from YCC and YCC maintains them. These expenses are included in operating expense as follows for the years ended December 31:



                                                    1998                1997
                                              ----------------------------------
Management fees                               $          -       $      49,950
Vehicle lease expense                               40,000             510,000
Vehicle maintenance                                126,179              50,000
Rent expense - parking lot                               -              39,600
                                              ----------------------------------
                                              $    166,179       $     649,550
                                              ==================================

NEVADA FLEET MANAGEMENT, INC.
dba Fleet Delivery Service

NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

Note 6.  Related Party Balances and Transactions (continued)

Approximately $54,000 and $5,600,000 of amounts due YCC was contributed to additional paid in capital for the years ended December 31, 1998 and 1997, respectively.

The Company leases office space from the stockholders. Rent expense for the years ended December 31, 1998 and 1997 is $14,400.

Note 7.  Cash Flows Statement

                                                                                           1998               1997
                                                                              ---------------------------------------------------
Reconciliation of net income (loss) to net cash provided by
  (used in) operating activities
  Net income (loss)                                                                $ 68,269               $(1,850,857)
  Adjustments to reconcile net income (loss) to net cash provided by
    (used in) operating activities:
    Depreciation and amortization                                                    87,191                   102,514
    Provisions for bad debts                                                         (5,240)                  (41,393)
    Loss on disposition of assets                                                     3,862                    23,832
    (Increase) decrease in:
       Accounts receivable                                                          (68,894)                  346,655
       Other assets                                                                  12,050                    (4,200)
       Due from related party                                                       (43,300)                        -
       Deposits                                                                       8,648                         -
    Increase (decrease) in:
       Accounts payable                                                            (315,102)                   85,855
       Accrued expenses                                                             (77,728)                  (94,307)
       Accident claim liability                                                     (91,000)                   48,000
       Due to related party                                                         398,944                 1,490,384
                                                                                  ------------------------------------
           Net cash provided by (used in) operating activities                    $ (22,300)               $  106,483
                                                                                  ====================================

Note 8.  Employee Benefit Plan

The Company participates in a 401(k) plan established by a related party which covers all qualified employees. Participants may elect to defer from 5% to 19% of their annual compensation up to the maximum allowable amount. The Company is required to match 1% of the participant's compensation if the participant has made salary reductions for the prior three consecutive years. The Company's contributions for the years ended December 31, 1998 and 1997 were $590 and $510, respectively.

NEVADA FLEET MANAGEMENT, INC.
dba Fleet Delivery Service

NOTES TO FINANCIAL STATEMENTS

-----------------------------------------------------------------------------

Note 9.   Lease Commitments

The Company leases certain facilities and equipment under noncancelable operating leases with terms ranging from four to twenty years. Rental expense under these leases amounted to $104,695 and $169,729 for the years ended December 31, 1998 and 1997, respectively.

As of December 31, 1998, approximate future minimum lease payments are as follows:

Years Ending December 31,
-------------------------
   1999                                                     $    136,004
   2000                                                           55,541
   2001                                                            9,436
                                                            ------------
                                                            $    200,981
                                                            ============

Note 10.   Geographic Information

The following table represents information about the Company's revenue and long-lived assets by geographic area:

                                                              Long-Lived
                                             Revenue            Assets
                                          ------------------------------
Las Vegas                                 $  2,468,000      $    36,000
Reno                                         1,717,000           11,000
Washington                                   2,529,000           42,000
Portland                                     4,184,000           46,000
Other                                        2,733,000           68,000
                                          ------------------------------
                                          $ 13,631,000      $   203,000
                                          ==============================

Note 11.   Letter of Intent

In December 1998, the Company entered into a letter of intent with SkyNet Holdings, Inc., (SkyNet) pursuant to which all tangible assets and certain other intangible assets will be purchased. SkyNet will also assume liability on all accounts payable entered into during the Company's ordinary course of business. In addition, the key executives of the Company entered into an agreement which restricts competition with SkyNet for a period of two years following the date of closing. The financial statements do not include any adjustments which may occur as a result of this transaction. As of January 11, 1999, the Company has not entered into a definitive agreement with regards to this pending transaction.